UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

Pfizer Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P F I Z E R I N C . Notice of Annual Meeting of Shareholders, Proxy Statement, 2006 Financial Report and Peer Group Performance Graph[1] March 15, 2007

1The 2006 Financial Report is not included in this filing. It was previously filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and is contained in Appendix A to the Proxy Statement mailed to our shareholders beginning on March 15, 2007. The Peer Group Performance Graph is not included in this filing. It is contained in Appendix B to the Proxy Statement mailed to our shareholders beginning on March 15, 2007.

HOW TO VOTE

     Most shareholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

     Either an admission ticket or proof of ownership of Pfizer stock, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Meeting, or you may request an admission ticket in advance. Please see the response to the question “Do I need a ticket to attend the Annual Meeting?” for further details.

REDUCE PRINTING AND MAILING COSTS

     If you share the same last name with other shareholders living in your household, you may receive only one copy of our Proxy Statement and 2006 Financial Report, Peer Group Performance Graph and the 2006 Annual Review. Please see the response to the question “What is “householding” and how does it affect me?” for more information on this important shareholder program.

     Shareholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. Please see the response to the question “Can I access the Notice of Annual Meeting, Proxy Statement and 2006 Financial Report and accompanying documents on the Internet?” for more information on electronic delivery of proxy materials.

PFIZER INC.
235 East 42nd Street
New York, NY 10017

__________________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
__________________________________________________________________________

TIME AND DATE	8:30 a.m., Eastern Daylight Time on Thursday, April 26, 2007.

PLACE	South Bend Marriott 123 N St. Joseph Street South Bend, Indiana 46601

WEBCAST

A Webcast of our Annual Meeting will be available on our Website at www.pfizer.com starting at 8:30 a.m., Eastern Daylight Time on April 26, 2007. An archived copy of the Webcast also will be available on our Website through the first week of May. Information included on our Website, other than our Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

ITEMS OF BUSINESS	To elect 12 members of the Board of Directors, each for a term of one year.

To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.

To consider 4 shareholder proposals, if presented at the Meeting. See Table of Contents for a list of the “Shareholder Proposals.”

To transact such other business as may properly come before the Meeting and any adjournment or postponement.

RECORD DATE.	You can vote if you are a shareholder of record on March 1, 2007.

ANNUAL REPORT

Our annual report to shareholders consists of the 2006 Annual Review, the 2006 Financial Report and the Peer Group Performance Graph. The 2006 Annual Review is enclosed with these materials as a separate booklet. The 2006 Financial Report is contained in Appendix A to this Proxy Statement. The Peer Group Performance Graph is contained in Appendix B to this Proxy Statement. These documents are not a part of the proxy solicitation materials. They may also be accessed through our Website at www.pfizer.com.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”.

Margaret M. Foran
Senior Vice President-Corporate Governance,

March 15, 2007	Associate General Counsel and Corporate Secretary

Pfizer Inc. 235 East 42nd Street New York, New York 10017

PROXY STATEMENT
_________________________________________________________________________
Questions and Answers About the Annual Meeting and Voting

Why did I receive these proxy materials?

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pfizer Inc. (“Pfizer,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2007 Annual Meeting of Shareholders and at any adjournment or postponement.

     You are invited to attend our Annual Meeting of Shareholders on April 26, 2007, beginning at 8:30 a.m., Eastern Daylight Time. The Meeting will be held at South Bend Marriott Hotel. See the inside back cover of this Proxy Statement for directions.

     Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m., Eastern Daylight Time. Seating will be limited.

     The South Bend Marriott is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. Please mail your request to the address noted below in response to the question “Do I need an admission ticket to attend the Annual Meeting?”

     This Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions are being mailed starting March 15, 2007.

Do I need a ticket to attend the Annual Meeting?

     You will need an admission ticket or proof of ownership to enter the Meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a shareholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting.

     If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Pfizer stock, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Pfizer stock, to:

     Pfizer Shareholder Services
     235 East 42nd Street, 19th Floor
     New York, NY 10017

     Shareholders also must present a form of personal photo identification in order to be admitted to the Meeting.

     No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Will the Annual Meeting be webcast?

     Our Annual Meeting also will be webcast on April 26, 2007. You are invited to visit www.pfizer.com at 8:30 a.m., Eastern Daylight Time, on April 26, 2007, to access the Webcast of the Meeting. Registration for the Webcast is required. Pre-registration will be available beginning on April 21, 2007. An archived copy of the Webcast also will be available on our Website through the first week of May.

Who is entitled to vote at the Annual Meeting?

     Holders of Pfizer common stock at the close of business on March 1, 2007, are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 7,076,827,412 shares of common stock outstanding and entitled to vote. In addition, shares of the Company’s Preferred Stock having votes equivalent to 8,343,881 shares of common stock were held by one of the Company’s employee benefit plan trusts. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

     If your shares are registered directly in your name with Pfizer’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record.” The Notice of Annual Meeting, Proxy Statement, 2006 Financial Report, proxy card and accompanying documents have been sent directly to you by Pfizer.

     If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, 2006 Financial Report, proxy card and accompanying documents have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

     You may vote using any of the following methods:

•    By Mail

     Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

     If you are a shareholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Pfizer Inc., c/o Proxy Services, Computershare, PO Box 43101, Providence, RI 02940.

•    By telephone or on the Internet

     The telephone and Internet voting procedures established by Pfizer for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

     You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

     The Website for Internet voting is www.investorvote.com/pfe. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

     Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on April 25, 2007.

     The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

     If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

•    In person at the Annual Meeting

     All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

     Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

     If you are a shareholder of record, you can revoke your proxy before it is exercised by:

  written notice to the Secretary of the Company;

  timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

  voting by ballot at the Annual Meeting.

     If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

     All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

     If you are a shareholder of record you will receive only one proxy card for all the shares you hold:

  in certificate form

  in book-entry form

  in book-entry form in the Pfizer Shareholder Investment Program and if you are a Pfizer employee:

  in the Pfizer Savings Plan

  in the Pharmacia Savings Plan

  in the Pfizer Inc. Employee Benefit Trust.

     If you are a U.S. Pfizer employee who currently has outstanding stock options, you are entitled to give voting instructions on a portion of the shares held in the Pfizer Inc. Employee Benefit Trust (the Trust). Your proxy card will serve as a voting instruction card for the trustee.

     If you do not vote your shares or specify your voting instructions on your proxy card, the administrators of the Pfizer Savings Plan and of the Pharmacia Savings Plan (collectively, the Plans) or the trustee of the Trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee of the Trust and the administrators of the Plans, your voting instructions must be received by April 23, 2007.

     If you hold Pfizer shares through any other Company plan, you will receive voting instructions from that plan’s administrator.

     If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What is “householding” and how does it affect me?

     We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement, Financial Report and accompanying documents, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

     Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

     If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: 250 Royall Street, Canton, MA 02021; by telephone: in the U.S., Puerto Rico and Canada, 1-800-733-9393; outside the U.S., Puerto Rico and Canada, 1-781-575-4591).

     If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare as indicated above.

     Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Is there a list of shareholders entitled to vote at the Annual Meeting?

     The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 235 East 42nd Street, New York, New York, by contacting the Secretary of the Company.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

Discretionary
	Vote	Voting
Proposal	Required	Allowed?
Election of Directors	Plurality	Yes

Ratification of KPMG	Majority	Yes

Shareholder Proposals	Majority	No

     The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of KPMG LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. The record holder may not vote on any of the shareholder proposals absent instructions from you. Without your voting instructions, a broker non-vote will occur.

•    Election of Directors

     A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

       — Majority Vote Policy

     Our Corporate Governance Principles, which appear later in this Proxy Statement, set forth our procedures if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote.

     The Corporate Governance Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose their decision-making process. Full details of this Policy are set out in our Corporate Governance Principles and under “Item 1—Election of Directors.”

•    Ratification of KPMG

     Under the Company’s By-laws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals.

•    Shareholder Proposals

     The votes cast “for” must exceed the votes cast “against” each of the shareholder proposals. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals.

Could other matters be decided at the Annual Meeting?

     At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

     If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement, 2006 Financial Report and accompanying documents on the Internet?

     The Notice of Annual Meeting, Proxy Statement, 2006 Financial Report, Peer Group Performance Graph and the 2006 Annual Review, are available on our Website at www.pfizer.com. Instead of receiving future copies of our Proxy Statement and Annual Report materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

     Shareholders of Record: If you vote on the Internet at www.investorvote.com/pfe, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/us/ecomms and following the enrollment instructions.

     Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

     We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to distribute and solicit proxies. We will pay Morrow & Co. a fee of $35,000, plus reasonable expenses, for these services.

Who will count the vote?

     Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles

Role and Composition of the Board of Directors

     1. General. The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

     2. Succession Planning. The Board also plans for succession to the position of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chairman and CEO annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. He or she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

     3. Chairman and CEO. It is the policy of the Company that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the Company well over a great many years. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

     4. Director Independence. It is the policy of the Company that the Board consist of a majority of independent Directors. The Corporate Governance Committee of the Board has established Director Qualification Standards to assist it in determining director independence, which either meet or exceed the independence requirements of the New York Stock Exchange (“NYSE”) corporate governance listing standards. The Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the Director, but also from that of persons or organizations with which the director has an affiliation.

     5. Board Size. It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.

     6. Selection Criteria. Candidates are selected for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. Scientific expertise, prior government service and experience at policy-making levels involving issues affecting business, government, education, technology, as well as areas relevant to the Company’s global business are among the most significant criteria. Final approval of a candidate is determined by the full Board.

     7. Voting for Directors. In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

     The Corporate Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

     Thereafter, the board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

     Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

     However, if each member of the Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

     However, if the only Directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

     8. Director Service on Other Public Boards. Ordinarily, Directors should not serve on more than four other boards of public companies in addition to the Company’s Board. Current positions in excess of these limits may be maintained unless the Board of Directors determines that doing so would impair the Director’s service on the Company’s Board.

     9. Former CEO as Director. Effective 2001, upon retirement from the Company, the former CEO will not retain Board membership.

     10. Change in Director Occupation. When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

     11. Director Compensation. The Corporate Governance Committee annually reviews the compensation of Directors.

     12. Ownership Requirements. All non-employee Directors are required to hold at least $300,000 worth of Pfizer stock, and/or the units issued as compensation for Board service, while serving as a Director of the Company. New Directors will have five years to attain this ownership threshold. Shares or units held by a Director under any deferral plan, are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met.

     13. Director Retirement. Directors are required to retire from the Board when they reach the age of 72.

     14. Board and Committee Self-Evaluation. The Board, and each Committee, are required to conduct a self-evaluation of their performance at least annually.

     15. Term Limits. The Board does not endorse arbitrary term limits on Directors’ service, nor does it believe in automatic annual re-nomination until Directors reach the mandatory retirement age. The Board self-evaluation process is an important determinant for continuing service.

     16. Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these Committees are the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee and Science and Technology Committee.

     The members and chairs of these Committees are recommended to the Board by the Corporate Governance Committee. The Audit Committee, Compensation Committee and Corporate Governance Committee are made up of only independent Directors. The membership of these Committees is rotated from time to time. In addition to the requirement that a majority of the Board satisfy the independence standards noted above in Paragraph 4, Director Independence, members of the Audit Committee also must satisfy an additional NYSE independence standard. Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Pfizer or any of its subsidiaries other than their Director compensation. As a matter of policy, the Board also will apply a separate and heightened independence standard to members of both the Compensation and Corporate Governance Committees. No member of either Committee may be a partner, mem ber or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Pfizer or any of its subsidiaries.

     17. Director Orientation and Continuing Education. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full orientation and continuing education process for Board members that includes extensive materials, meetings with key management and visits to Company facilities.

     18. CEO Performance Goals and Annual Evaluation. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chairman and CEO and for evaluating his or her performance against such goals. The Committee meets annually with the Chairman and CEO to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside Directors of the Board at a meeting or executive session of that group. The Committee then meets with the Chairman and CEO to evaluate his or her performance against such goals.

     19. Senior Management Performance Goals. The Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chairman and CEO. These decisions are approved or ratified by action of the outside Directors of the Board at a meeting or executive session of that group.

     20. Communication with Stakeholders. The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners.

     It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors, including the Lead Independent Director, from meeting with shareholders, but it is suggested that in most circumstances any such meetings be held with management present.

     21. Annual Meeting Attendance. All Board members are expected to attend our Annual Meeting of Shareholders unless an emergency prevents them from doing so.

Board Functions

     22. Agenda. The Chairman of the Board and Chief Executive Officer sets the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Agenda items that fall within the scope of responsibilities of a Board Committee are reviewed with the chair of that Committee. Any member of the Board may request that an item be included on the agenda.

     23. Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting.

     24 Board Meetings. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations.

     25. Director Access to Corporate and Independent Advisors. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its shareholders.

     26. Executive Sessions. Executive sessions or meetings of outside Directors without management present are held regularly (at least four times a year) to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, the compensation of the Chairman and CEO and other senior managers, and any other relevant matter. Meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects.

     27. Lead Independent Director. It is the policy of the Company that a Lead Independent Director shall be elected annually to preside over executive sessions of Pfizer’s independent Directors, facilitate information flow and communication between the Directors and the Chairman, and to perform such other duties specified by the Board and outlined in the Charter of the Lead Independent Director.

     28. Annual Board Self-Evaluation. The Board, under the direction of the Corporate Governance Committee, will prepare an annual performance self-evaluation.

Committee Functions

     29. Independence. The Audit, Compensation and Corporate Governance Committees consist only of independent Directors.

     30. Meeting Conduct. The frequency, length and agenda of meetings of each of the Committees are determined by the chair of the Committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the Committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

     31. Scope of Responsibilities. The responsibilities of each of the Committees are determined by the Board from time to time.

     32. Annual Committee Self-Evaluation. Each Committee is responsible for preparing an annual performance self-evaluation.

Policy on Poison Pills

     33. Expiration of Rights Agreement. The Board amended Pfizer’s Rights Agreement, or “Poison Pill,” to cause the Agreement to expire on December 31, 2003. The term Poison Pill refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt.

     The Board has adopted a statement of policy that it shall seek and obtain shareholder approval before adopting a Poison Pill; provided, however, that the Board may determine to act on its own to adopt a Poison Pill, if, under the circumstances, the Board, including the majority of the independent members of the Board, in its exercise of its fiduciary responsibilities, deems it to be in the best interest of Pfizer’s shareholders to adopt a Poison Pill without the delay in adoption that would come from the time reasonably anticipated to seek shareholder approval.

     If the Board were ever to adopt a Poison Pill without prior shareholder approval, the Board would either submit the Poison Pill to shareholders for ratification, or would cause the Poison Pill to expire within one year.

     The Corporate Governance Committee will review this Poison Pill policy statement on an annual basis, including the stipulation which addresses the Board’s fiduciary responsibility to act in the best interest of the shareholders without prior shareholder approval, and report to the Board any recommendations it may have concerning the policy.

Periodic Review of Corporate Governance Principles

     34. These principles are reviewed by the Board at least annually.

Pfizer Corporate Governance Website

     From time to time we revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Principles are published on our Website at http://pfizer.com/ pfizer/are/mn_investors_corporate.jsp.

     In addition to our Corporate Governance Principles, other information relating to corporate governance at Pfizer, is available on our Website, including:

  Board of Directors—Background and Experience

  Board Committees—Description of Committees, Charters and Current Members

  Charter of Lead Independent Director

  Code of Business Conduct and Ethics for Directors

  How to Communicate with Our Directors

  Director Qualification Standards

  Board Policy on Executive Pension Benefits

  Certifications of Chief Executive Officer and Chief Financial Officer

  Standards of Business Conduct for all Pfizer colleagues, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

  Political Action Committee Report

  By-Laws of Pfizer Inc.

  Restated Certificate of Incorporation

  Frequently Asked Questions about Pfizer Corporate Governance

     We will provide any of the foregoing information without charge upon written request to Margaret M. Foran, Senior Vice President-Corporate Governance, Associate General Counsel and Corporate Secretary, Pfizer Inc., 235 East 42nd Street, New York, NY 10017-5755.

Governance Information

Executive Sessions of Directors

     Executive sessions or meetings of outside (non-management) Directors without management present are held regularly (at least four times a year) to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, the compensation of the Chairman and CEO and other senior managers and any other relevant matter. Meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects. In 2006, the Directors met in executive session eight times.

Lead Independent Director

     The Pfizer Board of Directors has elected a non-management director to serve in a lead capacity (“Lead Independent Director”) to coordinate the activities of the other non-management directors, and to perform such other duties and responsibilities as the Board of Directors may determine. Stanley O. Ikenberry served as Lead Independent Director until February 22, 2007. Constance J. Horner was elected to serve as Lead Independent Director effective February 23, 2007.

     The role of the Lead Independent Director includes:

  presiding at executive sessions, with the authority to call meetings of the independent directors;

  functioning as principal liaison on Board- wide issues between the independent directors and the Chairman;

  participating in the flow of information to the Board, i.e., meeting agenda items and meeting schedules to assure that there is sufficient time for discussion of all items;

  recommending to the Chairman the retention of outside advisors and consultants who report directly to the Board of Directors; and
  if requested by shareholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

     The Charter of the Lead Independent Director is found in this proxy statement as Annex 6 and on our Website at http://pfizer.com/pfizer/are/ mn_investors_corporate.jsp.

Communications with Directors

     Shareholders and other interested parties may communicate with the Lead Independent Director or the Chairs of our Audit, Compensation and Corporate Governance Committees on board-related issues by sending an e-mail to the appropriate address below:

  leaddirector@ pfizer.com

  auditchair@ pfizer.com

  compchair@ pfizer.com or

  corpgovchair@ pfizer.com.

     You also may write to any of the Committee Chairs or to the outside Directors as a group c/o Margaret M. Foran, Senior Vice President—Corporate Governance, Associate General Counsel and Corporate Secretary at Pfizer Inc., 235 East 42nd Street, New York, New York 10017.

     Relevant communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Pfizer Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

  business solicitations or advertisements

  junk mail and mass mailings

  new product suggestions

  product complaints

  product inquiries

  resumes and other forms of job inquiries

  spam

  surveys

     In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Director Qualification Standards

     Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted a formal set of categorical Director Qualification Standards with respect to the determination of Director independence, which either meet or exceed the independence requirements of the New York Stock Exchange corporate governance listing standards. In accordance with our Standards, a Director must be determined to have no material relationship with the Company other than as a Director. The Standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards also prohibit Audit Committee members from having any direct or indirect financial relationship with the Company, and restrict both commercial and not-for-profit relationships of all Directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all Directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

Director Independence

     With the assistance of legal counsel to the Company, the Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The committee also reviewed a summary of the answers to annual questionnaires completed by each of the Independent Directors and a report of transactions with Director affiliated entities. On the basis of this review, the Corporate Governance Committee delivered a report to the full Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Corporate Governance Committee Committee’s report and the supporting information.

     As a result of this review, the Board affirmatively determined that the following Directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth in the Director Qualification Standards: Drs. Dennis A. Ausiello, Michael S. Brown, Dana G. Mead; Ms. Constance J. Horner, Messrs. M. Anthony Burns, Robert N. Burt, W. Don Cornwell, William H. Gray III, William R. Howell and George A. Lorch; and that Mr. Jeffrey B. Kindler and Mr. William C. Steere, Jr. are not independent under these Standards. Mr. Kindler is not considered an independent outside Director because of his employment as Chairman and Chief Executive Officer of the Company. Mr. Steere is not considered an independent outside Director as a result of his former status as Chairman and Chief Executive Officer of the Company.

     In making these determinations, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies or other entities at which some of our Directors are or have been officers. Under Pfizer’s Director Qualification Standards, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence:

  The director is an employee or executive officer of another company that does business with Pfizer and our annual sales to or purchases from that company in each of the last three fiscal years are in an amount less than 1% of the annual revenues of the company in which the director serves, or our indebtedness to that company or that company’s indebtedness to Pfizer is an amount less than 1% of the total consolidated assets of the company in which the director serves.

     There was no indebtedness in 2006 between Pfizer and any entity with which a Director is affiliated.

     Dr. Ausiello and Dr. Brown are employed at medical institutions with which Pfizer engages in ordinary course of business transactions. Mr. Cornwell is an executive officer and Chairman of a corporation with which Pfizer engages in ordinary course of business transactions. We reviewed all transactions with each of these entities and found that these transactions were made in the ordinary course of business and were below the threshold set forth in our Director Qualification Standards of 1% of the annual revenues of these entities in each of the last three years.

     Under Pfizer’s Director Qualification Standards, contributions to not-for-profit entities in which a director of the Company, or a director’s spouse, serves as an executive officer, amounting to less than two percent (or $1,000,000, whichever is greater) of that organization’s latest publicly available total revenues, will not serve as a bar to the director’s independence. None of the Directors or their spouses are executive officers of not-for-profit organizations to which Pfizer contributes. Nonetheless, the Board reviewed charitable contributions to not-for profit organizations with which our Directors or spouses are affiliated. None of the transactions reported approached the levels set forth in our Director Qualification Standards.

     The full text of our Director Qualification Standards is attached as Annex 1 to this Proxy Statement. These Standards also are published on our Website at http://pfizer.com/pfizer/are/ mn_investors_corporate.jsp.

Criteria for Board Membership

     To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Appropriate criteria for Board membership include the following:

  Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and have prior or current association with institutions noted for their excellence.

  Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

  The background and experience of members of the Board should be in areas important to the operation of the Company such as business, education, finance, government, law, medicine or science.

  The composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.

     In addition, pursuant to our Corporate Governance Principles, the Committee considers the number of other boards of public companies on which a candidate serves. Moreover, Directors are expected to act ethically at all times and adhere to the Company’s Code of Business Conduct and Ethics for members of the Board of Directors.

     The Governance Committee currently retains two third party search firms to assist the Committee members in identifying and evaluating potential nominees for the Board. A third-party search firm initially identified Dr. Ausiello as a Board candidate to the Corporate Governance Committee and after a screening process and recommendation by the Committee, the Board elected Dr. Ausiello as a new director effective December 1, 2006.

     The Committee considers candidates for Director suggested by our shareholders, provided that the recommendations are made in accordance with the procedures required under our By-laws and described in this Proxy Statement under the heading “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders.” Shareholder nominees whose nominations comply with these procedures and who meet the criteria outlined above, in the Committee’s Charter, and in our Corporate Governance Principles, will be evaluated by the Corporate Governance Committee in the same manner as the Committee’s nominees.

Pfizer Policies on Business Ethics and Conduct

     All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer (“Officers”), are required to abide by Pfizer’s Policies on Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and the high integrity level of our employees. Our Policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

     Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Pfizer’s Policies on Business Conduct. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place. In addition, the Pfizer Policy regarding Compliance with SEC Attorney Conduct Rules requires all Pfizer lawyers to report to the appropriate persons at the Company evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by Pfizer or any of its officers, Directors, employees or agents.

Code of Conduct for Directors

     The members of our Board of Directors also are required to comply with a Code of Business Conduct and Ethics (the “Code”). The Code is intended to focus the Board and the individual Directors on areas of ethical risk, help Directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Pfizer Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.

     The full texts of both Pfizer’s Policies on Business Conduct and of the Code of Business Conduct and Ethics for our Directors are published on our Website at http://pfizer.com/ pfizer/are/mn_investors_corporate.jsp. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for Officers and Directors on our Website within two business days following the date of such amendment or waiver.

Board and Committee Membership

     Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its Committees.

     All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. At our 2006 Annual Meeting, all members of the Board were present.

     During 2006, the Board of Directors met nine times and had five Committees. Those Committees consisted of an Audit Committee, a Corporate Governance Committee, a Compensation Committee, a Science and Technology Committee and an Executive Committee. Each of our incumbent Directors attended at least 90 percent of the regularly scheduled and special meetings of the Board and Board Committees on which they served in 2006.

     The table below provides 2006 membership and meeting information for each of the Board Committees.

		Corporate		Science &
Name	Audit	Governance	Compensation	Technology	Executive
Dr. Ausiello(1)				X
Dr. Brown		X		X*
Mr. Burns	X				X
Mr. Burt			X
Mr. Cornwell	X
Mr. Gray		X
Ms. Horner		X*			X
Mr. Howell	X*
Dr. Ikenberry(2)			X	X	X
Mr. Kindler(3)					X*
Mr. Lorch			X
Dr. McKinnell(4)
Dr. Mead			X*	X
Dr. Simmons(5)		X
Mr. Steere				X
2006 Meetings	12	10	16	1	0
* Committee Chair

(1)	Dr. Ausiello was elected to the Board of Directors on December 1, 2006.
(2)	Dr. Ikenberry will retire from the Board as of March 22, 2007.
(3)	Mr. Kindler was elected to the Board of Directors and appointed Chairman of the Executive Committee effective July 31, 2006.
(4)	Dr. McKinnell has retired from the Board as of February 28, 2007.
(5)	Dr. Simmons will not stand for re-election at the 2007 Meeting of Shareholders.

The Audit Committee

     The Audit Committee is comprised of independent directors and is governed by a Board-approved charter stating its responsibilities. The Audit Committee met 12 times in 2006. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, Internal Audit and management the adequacy and effectiveness of internal controls over financial reporting. The Committee reviews and consults with management, the internal auditors and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied. The Audit Committee is also responsible for appointing, retaining and evaluating the Company’s independent auditors. The Committee is directly responsible for the compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

     The Committee is also responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management.

     The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in the section entitled “Audit Committee Report” later in this Proxy Statement.

     A copy of the Audit Committee Charter is attached as Annex 2 to this Proxy Statement, and is also available on our Website at http://pfizer.com/pfizer/are/mn_investors_ corporate.jsp.

Audit Committee Financial Experts

     The Board of Directors has determined that each of the members of the Audit Committee—Mr. Howell, Mr. Cornwell and Mr. Burns—is an “audit committee financial expert” for purposes of the SEC’s rules.

     The Board of Directors also has determined that each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange.

The Corporate Governance Committee

     The Corporate Governance Committee is comprised of independent directors and is governed by a Board-approved charter stating its responsibilities. The Corporate Governance Committee met 10 times in 2006. Under the terms of its Charter, the Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board. This includes developing criteria for Board membership and recommending and recruiting Director candidates. The Committee also considers possible conflicts of interest of Board members and senior executives, reviews related person transactions and monitors the functions of the various Committees of the Board.

     The Committee advises on the structure of Board meetings and recommends matters for consideration by the Board. The Committee also advises on Board compensation and recommends Director compensation, which is ultimately approved by the full Board. The Committee is directly responsible for overseeing the evaluation of the Board and its Committees, reviewing our Director Qualification Standards and establishing Director retirement policies. They also assist management by reviewing the functions, job performance and outside activities of senior executives and reviewing succession plans for elected corporate officers.

     A copy of the Corporate Governance Committee Charter is attached as Annex 3 to this Proxy Statement, and is also available on our Website at http://pfizer.com/pfizer/are/ mn_investors_corporate.jsp.

     The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent, as defined by the rules of the New York Stock Exchange.

The Compensation Committee

     The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee Pfizer’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to elected officers) and review and approve annually all compensation decisions relating to elected officers including those for the Chairman and CEO and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The Committee submits its decisions regarding compensation for the Chairman and CEO to the independent Directors of the Board for ratification.

     In addition to reviewing executive officers’ compensation against the peer groups, the Committee considers recommendations from the CEO regarding total compensation for those executives reporting directly to him as well as the other Company elected officers and approves compensation for such other executives and officers. Management provides to the Committee historical and prospective breakdowns of the total compensation components for each executive officer.

     •    Compensation Consultant

     The Executive Compensation group in Pfizer’s Corporate Human Resources Department supports the Committee in its work. In addition, the Committee has sole and absolute authority to engage the services of outside advisors, experts and others to assist the Committee.

     Since 2003, the Committee has engaged the services of George Paulin, Chief Executive Officer of Frederic W. Cook & Co., as independent outside compensation consultant to advise the Committee on all matters related to CEO and other executive compensation. The Compensation Committee has adopted the policy shown below for the selection of a compensation consultant, which stipulates that the degree of independence, both financial independence—measured by dollar volume of other business conducted with Pfizer, and independent thinking—subjectively assessed by the firm’s known work, is one of the principal criteria used in the selection process.

      •    Policy—Criteria For Selection Of Compensation Committee Consultant

     The Compensation Committee established the following criteria used to select a consultant to the Compensation Committee.

Degree of independence

—	Financial independence—measured by dollar volume of other business conducted with Pfizer

—	Independent thinking—subjectively assessed by their known work as well as information gathered in the screening interviews

Familiarity with the business environment

—	Knowledge of the pharmaceutical industry

—	Specific knowledge of Pfizer Inc, its senior management, and Board of Directors

—	Broad knowledge of general industry current practices and emerging trends

—	Public relations

Particular strengths and/or distinguishing characteristics including, but not limited to:

—	Creative thinking

—	Strong sense of corporate governance

—	Special areas of expertise

—	Ability to establish rapport or dynamic presence with groups

References from current clients where the consultant acts in an advisory role similar to the role desired by the Pfizer Compensation Committee

Potential issues

—	Conflict of interest with other clients

—	Degree of availability/accessibility

     Frederic W. Cook & Co. does not advise management of the Company. The total amount of fees paid to Frederic W. Cook & Co. for services to the Committee in 2006 was $184,555. In addition, the Company reimburses Mr. Paulin for all reasonable travel and business expenses. Frederic W. Cook & Co. receives no other fees or compensation from the Company, except a fee of less than $5,000 to provide an executive compensation survey. Mr. Paulin attended all of the Committee meetings in 2006.

     Company management does not engage a compensation consultant.

      •    Charter

     The Committee’s membership is determined by the Board. There were 16 meetings of the Committee in 2006, including ten executive sessions with the Committee members only. Under the terms of its Charter, which is reviewed annually by the Committee and the Board, the Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for our elected corporate officers. This responsibility includes:

  evaluating the performance of the CEO and other elected officers in light of approved performance goals and objectives;

  setting the compensation of the CEO and other elected officers in consultation with the Board based upon the evaluation of the performance of the CEO and the other elected officers, respectively;

  making recommendations to the Board of Directors with respect to new cash- based incentive compensation plans and equity-based compensation plans; and

  preparing an annual performance self- evaluation of the Compensation Committee.

     In addition, the Committee:

  administers the Company’s stock plans;

  determines and certifies the shares awarded under corporate performance- based plans;

  grants options and awards under the Company’s stock plans;

  advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;

  monitors compliance by officers with our program of required stock ownership;

  reviews and discusses with the Company’s management, the Compensation Discussion & Analysis which is included in the Company’s annual Proxy Statement; and

  prepares the report of the Compensation Committee for inclusion in the Proxy Statement.

     The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the New York Stock Exchange. In addition, each Committee member is a “Non-Employee” director as defined in the Securities Exchange Act of 1934, and is an “outside director” as defined in section 162(m) of the Internal Revenue Code.

     A copy of the Compensation Committee Charter is attached as Annex 4 to this Proxy Statement, and is also available on our Website at http://pfizer.com/pfizer/are/mn_investors_ corporate.jsp.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee during fiscal 2006 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

The Science and Technology Committee

     The Science and Technology Committee met once in 2006. Generally, each meeting is conducted over a two-day period. Under the terms of its Charter, the Science and Technology Committee is responsible for periodically examining management’s direction and investment in the Company’s pharmaceutical research and development as well as in its technology initiatives.

     This includes evaluation of the quality and direction of the Company’s research and development programs, identification of emerging issues and evaluating the level of review by external experts. The Committee also reviews the Company’s approaches to acquiring and maintaining technology, evaluating the technology that the Company is researching and developing and reviewing the Company’s patent strategy.

     The Committee may meet privately with independent consultants and is free to speak directly and independently with any members of management in discharging its responsibilities.

The Executive Committee

     The Executive Committee did not meet in 2006. The Executive Committee performs the duties and exercises the powers as may be delegated to it by the Board of Directors from time to time.

2006 Compensation of Non-Employee Directors

     Annual compensation for non-employee Directors for 2006 was comprised of: cash compensation and equity compensation, consisting of Unit Awards. Each of these components is described in more detail below. The total 2006 compensation of our Non-Employee Directors is shown in the 2006 Director Compensation Table. Employee Directors do not receive any compensation in connection with their Director service.

Non-Employee Director Compensation

     Our current Director compensation program became effective on March 1, 2006. Under this program, annual compensation for non-employee Directors consists of the following:

  an annual retainer of $75,000 (pro-rated if a Director attends less than 80% of Board and Committee meetings in a year); and

  an award of 5,000 Pfizer stock units under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan (“Unit Award Plan”) (not payable until the Director ceases to be a member of the Board) to each Director upon joining the Board and to each Director upon election at each Annual Meeting of Shareholders, provided the Director continues to serve as a Director following the Meeting.

     The Chairs of Board Committees and the Lead Independent Director receive additional annual retainers as follows:

  Chairs of Compensation and Corporate Governance Committees: $15,000

  Chair of Audit Committee: $20,000

  Chair of Science and Technology Committee: $25,000

  Lead Independent Director: $25,000.

     On the day of the 2006 Annual Meeting of Shareholders, all of our Non-employee Directors who continued as Directors were awarded 5,000 units with a value at time of grant of $124,300 (calculated based on the closing stock price of Pfizer stock ($24.86) on the grant date).

     Upon joining the Board, Dr. Ausiello received his initial grant of 5,000 units with a total value at time of grant of $139,300 based on the closing stock price of $27.86 on the date of grant.

Former Non-Employee Director Compensation Plan

     Prior to March 1, 2006 the following non-employee Director compensation program was in effect:

An annual cash retainer of $26,000 per year;

Board Committees and the Lead Independent Director received annual retainers as follows:

—	Member of Compensation, Audit and and Corporate Governance Committees: $4,000;

—	Chair of Compensation, Audit and and Corporate Governance Committees: $6,000;

—	Member of Science and Technology Committee: $8,000;

—	Chair of Science and Technology Committee: $16,000;

—	The Lead Independent Director: $25,000.

a meeting fee of $1,500 for each Board meeting, Committee meeting, the Annual Meeting of Shareholders, and for each day of a visit to a plant or office and for any other business meeting to which the Director was invited as a representative of the Company;

an initial award of 3,600 Pfizer stock units upon joining the Board and an annual award of 3,600 units on the day of our Annual Meeting upon the Director’s reelection;

  an Annual Retainer Unit Award under the Pfizer Inc. Annual Retainer Unit Award Plan. equivalent to the value of his or her annual Board retainer fee in Pfizer stock units based upon the five- day average of the closing trading price of our common stock on the New York Stock Exchange for the first five trading days after April 1 of each year (rounded up to the nearest unit). No further awards were made under this Plan subsequent to March 1, 2006.

Deferred Compensation

     Non-employee Directors may defer all or a part of their annual cash retainers and meeting fees under the Unit Award Plan until they cease to be members of the Board. At a Director’s election, the fees held in the Director’s account may be credited either with interest at the rate of return of the Northern Trust Intermediate Treasury Index Fund, or with stock units. The average rate of return of the Intermediate Treasury Index Fund for 2006 was 3.5% . The numbers of stock units are calculated by dividing the amount of the deferred fee by the closing price of our common stock on the last business day of the fiscal quarter. If fees are deferred as stock units, the number of stock units in a Director’s account is increased by stock units based on the value of any distributions on the common stock. When a Director ceases to be a member of the Board, the amount attributable to stock units held in the individual’s account is paid in cash. The payment amount is determined by multiplying the number of stock units in the account by the closing price of our common stock on the last business day before the payment date.

Legacy Warner-Lambert Equity Compensation Plans.

     Under the Warner-Lambert 1996 Stock Plan, as a result of our merger with Warner-Lambert, all stock options and restricted stock awards outstanding as of June 19, 2000, became immediately exercisable or vested.

     Under this Plan, the Directors of Warner-Lambert could elect to defer any or all of the compensation they received for their services. These deferred amounts could have been credited to a Warner-Lambert Common Stock Equivalent Account (the Equivalent Account). That Equivalent Account was credited, as of the day the fees would have been payable, with stock credits equal to the number of shares of Warner-Lambert common stock that could have been purchased with the dollar amount of such deferred fees. The former Warner-Lambert Directors—Messrs. Burt, Gray, Howell, and Lorch—who joined our Board after the merger, had deferred compensation and were entitled to Warner-Lambert stock credits in the Equivalent Account under this Plan. Dividends received under this Plan are reinvested. Upon the closing of the merger, these Warner-Lambert stock credits were converted into Pfizer stock equivalent units. These units will be payable in Pfizer common stock at various times in accordance with the Director’s election. These units are described in footnote 2 to the table entitled “Securities Ownership of Officers and Directors and Certain Beneficial Owners.”

2006 Director Compensation Table

     The following table shows 2006 compensation for our non-employee Directors.

					Change in					Aggregate
					Pension					Earnings on
					Value and					Deferred
	Fees Earned			Non-Equity	Non-Qualified					Compensation
	or Paid in	Stock	Option	Incentive Plan	Deferred		All Other			in Last
	Cash	Awards	Awards	Compensation	Compensation		Compensation		Total	Fiscal Year(3)
Name	($)	($)	($)	($)	Earnings		($)		($)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)	(i)
Dr. Ausiello	6,250	139,300	0	0	0		0		145,550	(9,800)
Dr. Brown*	99,167	124,300	0	0	0		0		223,467	178,627
Mr. Burns	72,001	124,300	0	0	0		0		196,301	202,918
Mr. Burt	75,001	124,300	0	0	0		0		199,301	168,000
Mr. Cornwell	73,501	124,300	0	0	0		0		197,801	212,427
Mr. Gray	73,501	124,300	0	0	1,542	(1)	0		199,343	264,162
Ms. Horner*	85,001	124,300	0	0	0		0		209,301	202,918
Mr. Howell*	91,167	124,300	0	0	0		0		215,467	229,754
Dr. Ikenberry	105,167	124,300	0	0	0		0		229,467	566,060
Mr. Lorch	75,001	124,300	0	0	0		0		199,301	176,731
Dr. Mead*	90,667	124,300	0	0	0		0		214,967	221,888
Dr. Simmons	75,501	124,300	0	0	0		0		199,801	159,019
Mr. Steere	69,834	124,300	0	0	0		50,000	(2)	244,134	103,152
* Committee Chair

(1)	This amount represents above-market interest on the deferred cash balance under a legacy Warner-Lambert equity compensation plan, paid at the prime rate plus 2%.
(2)	This amount relates to Mr. Steere’s consulting contract, discussed in more detail under the heading “Transactions with Related Persons”.
(3)	For additional transparency, we have added this column which shows the aggregate earnings in 2006 on the Directors’ deferred compensation balances, which includes both dividends, interest and change in value of the units.

Securities Ownership of Officers and Directors and Certain Beneficial Owners

Officers and Directors

     The table below shows the number of shares of our common stock beneficially owned as of March 1, 2007 by each of our Directors and each Named Executive Officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. Together these individuals beneficially own less than one percent (1%) of our common stock. The table also includes information about stock options, stock units, restricted stock, restricted stock units and deferred performance-related share awards credited to the accounts of our Directors and Executive Officers under various compensation and benefit plans.

	Number of Shares or Units
	Common				Options Exercisable
Beneficial Owners	Stock		Stock Units		Within 60 days
Dennis A. Ausiello	1,475	(1)	5,000	(2)
Michael S. Brown	1,200		54,724	(2)
M. Anthony Burns	21,856		61,785	(2)
Robert N. Burt	12,200		51,636	(2)
W. Don Cornwell	1,000	(1)	65,709	(2)
William H. Gray III	11		78,530	(2)
Constance J. Horner	12,324		61,785	(2)
William R. Howell	6,350		65,171	(2)
Stanley O. Ikenberry	50,690	(1)	166,864	(2)
Karen Katen	981,149	(3)	41,256	(4)	1,485,899
Jeffrey B. Kindler	225,454	(3)	10,787	(4)	358,334
John L. LaMattina	533,554	(1)(3)	49,719	(4)	705,451
Alan G. Levin	436,331	(3)	56,454	(4)	731,284
George A. Lorch	1,750		54,173	(2)
Henry A. McKinnell	2,388,433	(3)(5)	100,460	(4)	4,051,669
Dana G. Mead	9,350		70,135	(2)
Ian C. Read	252,355	(3)	29,116	(4)	619,117
David L. Shedlarz	741,445	(1)(3)	78,477	(4)	1,379,279
Ruth J. Simmons	1,200		64,957	(2)
William C. Steere, Jr.	1,670,412	(1)(3)	125,641	(2)(4)	2,600,450
All Directors and Executive Officers
as a group (23)	7,849,322		1,317,710		12,729,951

(1)	These shares include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed: Dr. Ausiello, 1,475 shares; Mr. Cornwell, 400 shares; Dr. Ikenberry, 8,300 shares; Dr. LaMattina, 5,098 shares; Mr. Shedlarz, 2,098 shares; and Mr. Steere, 14,808 shares.
(2)	As of March 1, 2007, these units are held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a Director’s unit account is measured by the price of our common stock. The Plans are described in this Proxy Statement under the heading “2006 Compensation of Non-Employee Directors.” This number also includes the following number of units resulting from the conversion into Pfizer units of previously deferred Warner-Lambert director compensation under the Warner-Lambert Company 1996 Stock Plan; Mr. Burt, 18,288 units; Mr. Gray, 45,183 units; Mr. Howell, 31,824 units; and Mr. Lorch, 11,893 units. That Plan is described in this Proxy Statement under the heading “Legacy Warner-Lambert Equity Compensation Plans.”
(3)	As of March 1, 2007, this number includes shares credited under the Pfizer Savings Plan and/or deferred performance shares under the Company’s performance-based share award programs. These plans are described in further detail later in this Proxy Statement.
(4)	As of March 1, 2007, these units are held under the Supplemental Savings Plan. The value of these units is measured by the price of our common stock. The Supplemental Savings Plan is described in this Proxy Statement under the heading “Pfizer Savings Plans.” Mr. Steere holds units under the Supplemental Savings Plan and stock units as described in footnote 2.
(5)	As of March 1, 2007, this includes 212,688 shares held in a Grantor Retained Annuity Trust.

Beneficial Owners

     Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of January 23, 2007, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows.

Name and Address of
Beneficial Owner	Shares of Pfizer Common Stock	Percent of Class
Barclay’s Global Investors
45 Fremont Street	377,554,053(1)	5.25%
San Francisco, CA 94105

(1)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, N.A. and affiliated entities, which reported sole voting and dispositive power as follows: Barclays Global Investors, N.A., Sole Voting Power—231,428,863, Sole Dispositive Power—278,728,790; Barclays Global Fund Advisors, Sole Voting Power—45,979,147, Sole Dispositive Power—46,011,694; Barclays Global Investors, Ltd., Sole Voting Power—38,364,513, Sole Dispositive Power—38,364,513; Barclays Global Investors Japan Trust and Banking Company Limited, Sole Voting Power—7,645,024, Sole Dispositive Power—7,645,024; Barclays Global Investors Japan Limited, Sole Voting Power—6,804,032; Sole Dispositive Power—6,804,032.

Section 16(a) Beneficial Ownership Reporting Compliance, Related Person
Transactions, Indemnification and Legal Proceedings

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and certain of our officers to file reports of holdings and transactions in Pfizer shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2006 our Directors and our officers who are subject to Section 16 met all applicable filing requirements.

Review of Related Person Transactions

     The Corporate Governance Committee adopted a Related Person Transaction Approval Policy which is administered by the Corporate Governance Committee. This policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest. Under the Policy, Company management will determine whether a transaction meets the requirements of a Related Person Transaction requiring review by the Committee. Transactions that fall within this definition will be referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interests of the Company. If the Company becomes aware of an existing Transaction with a Related Person which has not been approved under this Policy, the matter will be referred to the Committee. The Committee will evaluate all options available, including ratification, revision or termination of such transaction.

Transactions with Related Persons

     In connection with his retirement in 2001, we entered into a consulting agreement with Mr. Steere, a member of our Board of Directors. The agreement provides that Mr. Steere will serve as Chairman Emeritus of the Company and, when and as requested by the Chief Executive Officer, will provide consulting services and advice to the Company and participate in various external activities and events for the benefit of the Company. The term of the agreement, which began on July 1, 2001 after Mr. Steere ceased his employment with the Company, was for five years, with automatic extensions for successive five-year terms unless Mr. Steere or the Company terminates the agreement at the end of its then-current term. The contract was extended for a five-year term in 2006 and currently extends until 2011. Mr. Steere may provide up to 30 days per year to the Company, subject to his reasonable availability, for his consulting services or his participation as a Company representative in external activities and events. He must obtain the approval of the Board of Directors before providing any consulting services, advice or service of any kind to any other company or organization that competes with us. For his services and commitments, the Company pays Mr. Steere (i) an annual retainer of $50,000 for his consulting services (subject to his ability to continue to provide the contemplated services), and (ii) an additional fee of $5,000 for each day in excess of 30 days per year that he renders services as described above. We also reimburse him for reasonable expenses that he incurs in providing these services for us.

     In addition, under the terms of the agreement, we provide him lifetime access to Company facilities and services comparable to those that were made available to him by the Company prior to his retirement. These include the use of an office and access to the secretarial services of an administrative assistant; access to financial planning services; and the use of a car and driver and of Company aircraft. Mr. Steere has chosen to personally pay for his financial planning services and voluntarily reimburses the Company for all personal use of Company-provided transportation.

     We paid Mr. Steere $50,000 in 2006 under the terms of this consulting agreement.

Indemnification

     We indemnify our Directors and most of our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our By-laws, and we have also entered into agreements with certain of those individuals contractually obligating us to provide this indemnification to them.

Legal Proceedings

     Beginning in late 2004, actions relating to Pfizer’s sale of certain arthritis medicines, including purported class and shareholder derivative actions, have been filed in various federal and state courts against Pfizer and certain current and former officers, Directors and employees of Pfizer. These actions include: (i) purported class actions alleging that Pfizer and certain current and former officers of Pfizer violated federal securities laws by misrepresenting the safety of certain arthritis medicines; (ii) purported shareholder derivative actions alleging that certain of Pfizer’s current and former officers and Directors breached fiduciary duties by causing Pfizer to misrepresent the safety of those arthritis medicines; and (iii) purported class actions filed by persons who claim to be participants in the Pfizer Savings Plan alleging that Pfizer and certain current and former officers, Directors and employees of Pfizer violated certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. In June 2005, the federal securities, fiduciary duty and ERISA actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York.

     Separately, on December 6, 2006, a purported class action was commenced in the U.S. District Court for the Southern District of New York asserting that Pfizer and certain current officers and one former officer violated federal securities laws by misrepresenting the safety and efficacy of an experimental drug to treat cardiovascular disease whose development program was terminated on December 2, 2006.

     Pursuant to the indemnification provision contained in our By-laws, the Company is paying the expenses (including attorneys’ fees) incurred by current and former officers and Directors in defending these actions. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

     Twelve members of our Board are standing for re-election, to hold office until the next Annual Meeting of Shareholders. A plurality of votes cast is required for the election of Directors.

     However, under our Corporate Governance Principles, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is required to tender his or her resignation following certification of the shareholder vote.

     The Corporate Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

     Thereafter, the board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

     Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

     However, if each member of the Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only Directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

     Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

     We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

     The principal occupation and certain other information about the nominees is set forth on the following pages.

     The Proxy Committee appointed by the Board of Directors intends to vote the proxy (if you are a shareholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

     The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

NOMINEES FOR DIRECTORS
Name and Age as of the April 26, 2007 Annual Meeting
		Position, Principal Occupation, Business Experience and Directorships
Dennis A. Ausiello	61	The Jackson Professor of Clinical Medicine at Harvard Medical School and Chief of Medicine at Massachusetts General Hospital since 1996. President of the Association of American Physicians since 2006. Member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Director of MicroCHIPS (drug delivery technology) and Advisor to the Chairman of the Board of TIAX (formerly Arthur D. Little). Our Director since December 2006. Member of our Science and Technology Committee.

Michael S. Brown	66	Distinguished Chair in Biomedical Sciences from 1989 and Regental Professor from 1985 at the University of Texas Southwestern Medical Center at Dallas. Co-recipient of the Nobel Prize in Physiology or Medicine in 1985 and the National Medal of Science in 1988. Member of the National Academy of Sciences, the Institute of Medicine and Foreign Member of the Royal Society (London). Director of Regeneron Pharmaceuticals, Inc. Our Director since 1996. Chair of our Science and Technology Committee and member of our Corporate Governance Committee.

M. Anthony Burns	64	Chairman Emeritus since May 2002, Chairman of the Board from May 1985 to May 2002, Chief Executive Officer from January 1983 to November 2000, and President from December 1979 to June 1999 of Ryder System, Inc., a provider of transportation and logistics services. Director of The Black & Decker Corporation and J.C. Penney Company, Inc. Life Trustee of the University of Miami. Our Director since 1988. Member of our Audit Committee and our Executive Committee.

Robert N. Burt	69	Retired Chairman and Chief Executive Officer of FMC Corporation, a company that manufactures chemicals, and FMC Technologies Inc., a company that manufactures machinery. Mr. Burt was Chairman of the Board of FMC Corporation from 1991 to December 2001, its Chief Executive Officer from 1991 to August 2001 and a member of its Board of Directors from 1989 to April 2002. Chairman of the Board of FMC Technologies, Inc. from June 2001 to December 2001 and its Chief Executive Officer from June 2001 to August 2001. Life Trustee of the Rehabilitation Institute of Chicago and Chicago Symphony Orchestra, and Director of the Chicago Public Education Fund. Our Director since June 2000. Member of our Compensation Committee.

NOMINEES FOR DIRECTORS
Name and Age as of the April 26, 2007 Annual Meeting
		Position, Principal Occupation, Business Experience and Directorships
W. Don Cornwell	59	Chairman of the Board and Chief Executive Officer since 1988 of Granite Broadcasting Corporation, a group broadcasting company. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Director of Avon Products, Inc. Director of the Wallace Foundation and the Telecommunications Development Fund. Trustee of Big Brothers/Sisters of New York. Our Director since February 1997. Member of our Audit Committee.

William H. Gray III	65	Chairman of the Amani Group, a government affairs firm, since August 2004. Pastor Emeritus of the Bright Hope Baptist Church in Philadelphia since June 2005. President and Chief Executive Officer of The College Fund/UNCF (Educational Assistance) from September 1991 to June 2004. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and at various times during his tenure, served as Budget Committee Chair and House Majority Whip. Director of Dell Inc., J. P. Morgan Chase & Co., Prudential Financial, Inc. and Visteon Corporation. Our Director since June 2000. Member of our Corporate Governance Committee.

Constance J. Horner	65	Guest Scholar from 1993 until 2005 at The Brookings Institution, an organization devoted to nonpartisan research, education and publication in economics, government, foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil Rights from 1993 to 1998. Served at the White House as Assistant to President George H. W. Bush and as Director of Presidential Personnel from August 1991 to January 1993. Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991. Director of the U.S. Office of Personnel Management from 1985 to 1989. Director of Ingersoll-Rand Company Limited and Prudential Financial, Inc., Fellow, National Academy of Public Administration; Trustee, Annie E. Casey Foundation; Member of the Board of Trustees of the Prudential Foundation. Our Director since 1993 and Lead Director since February 23, 2007. Chair of our Corporate Governance Committee and a member of our Executive Committee.

NOMINEES FOR DIRECTORS
Name and Age as of the April 26, 2007 Annual Meeting
		Position, Principal Occupation, Business Experience and Directorships
William R. Howell	71	Chairman Emeritus of J. C. Penney Company Inc., a major retailer, since 1997. Chairman of the Board and Chief Executive Officer of J. C. Penney Company from 1983 to 1997. Director of American Electric Power Company, Exxon Mobil Corporation, Halliburton Company and The Williams Companies, Inc. He is also a Director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, the non-public wholly-owned subsidiaries of Deutsche Bank A.G. Our Director since June 2000. Chairman of our Audit Committee.

Jeffrey B. Kindler	51	Our Chairman since December 19, 2006. Our Chief Executive Officer since July 31, 2006. Vice Chairman and General Counsel from March 2005 to July 30, 2006. Executive Vice President and General Counsel from April 2004 to March 2005, and Senior Vice President and General Counsel from January 2002 to April 2004. Prior to joining Pfizer, Mr. Kindler served as Chairman of Boston Market Corporation from 2000 to 2001, and President of Partner Brands during 2001, both companies owned by McDonald’s Corporation. He was Executive Vice President, Corporate Relations and General Counsel of McDonald’s Corporation from 1997 to 2001, and from 1996 to 1997 served as that company’s Senior Vice President and General Counsel. Member of the U.S.-Japan Business Council and the Boards of Trustees of Ronald McDonald House Charities and Tufts University. Our Director since July 2006. Mr. Kindler is Chair of our Boar d’s Executive Committee and a member of the Pfizer Executive Leadership Team.

George A. Lorch	65	Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since August 2000. Chairman and Chief Executive Officer of Armstrong Holdings, Inc. from May 2000 to August 2000. Chairman of Armstrong World Industries, Inc. from May 1994 to May 2000, its President and Chief Executive Office from September 1993 to May 2000, and a Director from 1988 to November 2000. Director of Autoliv, Inc. and The Williams Companies, Inc. He is also a Director of HSBC Finance Co. and HSBC North America Holding Company, the non-public, wholly owned subsidiaries of HSBC LLC. Our Director since June 2000. Member of our Compensation Committee.

NOMINEES FOR DIRECTORS
Name and Age as of the April 26, 2007 Annual Meeting
		Position, Principal Occupation, Business Experience and Directorships
Dana G. Mead	71	Chairman of Massachusetts Institute of Technology Corporation since July 1, 2003. Chairman and Chief Executive Officer of Tenneco, Inc. from 1994 until his retirement in 1999. Chairman of two of the successor companies of the Tenneco conglomerate, Tenneco Automotive Inc. and Pactiv Corporation, global manufacturing companies with operations in automotive parts and packaging, from November 1999 to March 2000. Dr. Mead will not be standing for re-election to the Board of Zurich Financial Services in 2007 as a result of having reached mandatory retirement age. Chairman of the Board of the Ron Brown Award for Corporate Leadership and a Lifetime Trustee of the Association of Graduates, U. S. Military Academy, West Point. Former Chairman of the Business Roundtable and of the National Association of Manufacturers. Our Director since January 1998. Chair of our Compensation Committee and a member of our Science and Technology Committee.

William C. Steere, Jr.	70

Chairman Emeritus of Pfizer Inc. since July 2001. Chairman of our Board from 1992 to April 2001 and our Chief Executive Officer from February 1991 to December 2000. Director of Dow Jones & Company, Inc., MetLife, Inc. and Health Management Associates, Inc. Director of the New York University Medical Center and the New York Botanical Garden. Member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Mr. Steere will not be standing for re-election to the Board of Dow Jones & Company, Inc. in 2007 as a result of having reached mandatory retirement age. Our Director since 1987 and a member of our Science and Technology Committee.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Name and Age as of the
April 26, 2007 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
David L. Shedlarz	59	Our Vice Chairman since March 2005. Executive Vice President
		from May 1999 to March 2005 and our Chief Financial Officer
		from June 1995 to March 2005. Mr. Shedlarz was appointed a
		Senior Vice President in January 1997 with additional worldwide
		responsibility for our former Medical Technology Group. He is a
		Director of Pitney Bowes Inc., member of the Board of Trustees of
		TIAA, effective March 15, 2007, Trustee of the International
		Accounting Standards Committee Foundation and a member of
		the J. P. Morgan Chase & Co. National Advisory Board. He also
		serves as Director of the Board of Overseers, Leonard N. Stern
		School of Business, New York University; as a Director of the
		National Multiple Sclerosis Society and as a Director of Junior
		Achievement of New York. Mr. Shedlarz, a member of the Pfizer
		Executive Leadership Team, joined us in 1976.

John L. LaMattina	56	Our Senior Vice President; President, Pfizer Global Research
		and Development since October 2003. Dr. LaMattina has held
		various positions of increasing responsibility in research and
		development. He was elected Vice President of Pfizer Inc.;
		Executive Vice President – Pfizer Global Research and
		Development; President – Worldwide Research and Technology
		Alliances in May 2002. He was elected Vice President of Pfizer Inc.;
		Executive Vice President – Pfizer Global Research and
		Development; President – Worldwide Research in April 2001. He
		was elected Senior Vice President of Worldwide Development in
		1999. Dr. LaMattina, a member of the Pfizer Executive Leadership
		Team, joined us in 1977.

Alan G. Levin	45	Our Senior Vice President, Chief Financial Officer since March
		2005. In 2003, he was named Senior Vice President of PGRD
		Finance & Strategic Management. In September 2000, Mr. Levin
		was elected Vice President, Finance, with oversight responsibility
		for Pfizer’s Corporate Tax, Treasurers and Controllers Divisions. He
		was elected Treasurer in 1995 and in 1997 was elected a Vice
		President of the Company with additional responsibilities for the
		Corporate Tax Division. Mr. Levin joined us in 1987.

Ian C. Read	53	Our Senior Vice President and President, Worldwide
		Pharmaceutical Operations since August 2006. Mr. Read has held
		various positions of increasing responsibility in pharmaceutical
		operations. He previously served as Area President, Europe,
		Canada, Africa and Middle East, Senior Vice President of the
		Pfizer Pharmaceuticals Group, and Executive Vice President of
		Europe and Canada. In July 2002 he was appointed President –
		Europe and Canada. Mr. Read served as President of the Latin
		American region and was elected a Vice President of Pfizer Inc. in
		April 2001. Mr. Read, a member of the Pfizer Executive Leadership
		Team, joined us in 1978.

ITEM 2—Ratification of Independent Registered Public Accounting Firm

     The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of KPMG LLP to serve as our independent registered public accounting firm for 2007, subject to ratification by our shareholders.

     Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

     We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

     Your Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2006.

Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by KPMG LLP during those periods.

	2006	2005
Audit fees:[1]	$26,312,000	$23,328,000

Audit-related
fees:[2]	836,000	1,005,000

Tax fees:[3]	5,262,000	5,952,000

All other fees:[4]	0	0

Total	$32,410,000	$30,285,000

___________
(1)	Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as local statutory audits. The increase in 2006 fees relates to audit services required for the audits of the carve out financial statements related to the divestiture of the Consumer Healthcare business.
(2)	Audit-related fees were principally for the audits of employee benefit plans in 2006 and 2005.
(3)	Tax fees were for services related to tax compliance, reporting and analysis services related to the divestiture of the Consumer Healthcare business and assistance with matters related to the merging of various Pharmacia corporate entities with Pfizer in 2006.
(4)	The Company does not engage KPMG LLP for “other” services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

     Consistent with SEC and PCAOB requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

     Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting.

4.	All Other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

     Prior to engagement, the Audit Committee pre-approves independent public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

     The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Committee Report

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     In addition, the Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the Committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and by all relevant professional and regulatory standards relating to KPMG’s independence from the Company. The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

     The Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

     The Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee:

     Mr. Howell (Chair)
     Mr. Cornwell
     Mr. Burns

     The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SHAREHOLDER PROPOSALS

     We expect the following proposals (Items 3 through 6 on the proxy card) to be presented by shareholders at the Annual Meeting. Some of the proposals contain assertions about Pfizer that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Names, addresses and share holdings of the various shareholder proponents and, where applicable, of co-filers, will be supplied upon request.

ITEM 3—Shareholder Proposal Relating to Cumulative Voting

(Rule 14a-8 Proposal October 18, 2006)

Cumulative Voting

     RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

     Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 sponsors this proposal.

     Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005 and 55% at GM in 2006. The GM 55% vote was up from 49% in 2005.

     Cumulative voting allows a significant group of shareholders to elect a director of its choice—safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting could encourage the election of one director with greater expertise and interest in improving our corporate governance and curbing our excessive executive pay.

     It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

  The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent research firm rated our company:

          “D” in Corporate Governance.

          “High Concern” in CEO pay—$18 million annual pay.

          “High” in Overall Governance Risk Assessment

  We had no Independent Chairman— Independent oversight concern.

  (We gave a 40% yes-vote to a shareholder proposal calling for an Independent Chairman at our 2005 Annual meeting.)

  Our current CEO, Mr. Kindler, had a tenure of less than two years, while our former CEO, Dr. McKinnell, remained on our board as Chairman, a situation which can undermine and weaken the CEO’s leadership.

  An awesome 80% shareholder vote was required to make certain key changes— Entrenchment concern.

  Cumulative voting was not allowed.

  Additionally:

  Two key directors also served on a well-known board rated D overall by The Corporate Library:

               1) Dr. McKinnell, our Chairman, served on the Exxon (XOM) board rated D by The Corporate Library:

               2) Mr. Howell, our Audit Committee Chairman, also served on the Exxon (XOM) board rated D by The Corporate Library.

  Four of our directors were allowed to hold 4 or 5 director seats each—Over-extension concern.

  Three of our directors had 18 to 24 years tenure each—Independence concern.

     The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for Cumulative Voting.

Cumulative Voting Yes on 3.

YOUR COMPANY’S RESPONSE

     The Board opposes this proposal because we do not believe cumulative voting is in the best interests of the Company and its shareholders for the following reasons:

     Cumulative voting could impair the effective functioning of the Board by electing a director obligated to represent the special interest of a small group of shareholders rather than all of the Company’s shareholders.

     Cumulative voting also allows shareholders a voice in director elections that is disproportionate to their economic investment in the Company. The Board does not believe that any minority of shareholders should be advantaged or disadvantaged compared with all other shareholders.

     In addition, the Board believes that cumulative voting is unnecessary because the Company has a longstanding reputation for being highly responsive to shareholder concerns.

     This proposal would alter the current process by which each director is elected by the vote of all shareholders. The proposal could permit shareholders representing a relatively small minority of all shares to elect a director. Since each director oversees the management of the Company for the benefit of ALL shareholders, the Board believes that changing the current voting procedure would not be in the best interest of all shareholders.

     Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 4—Shareholder Proposal Requesting a Report on the Rationale for
Exporting Animal Experimentation

REPORT ON EXPORTING ANIMAL RESEARCH AND TESTING

     RESOLVED, that the Board report to shareholders on the rationale for increasingly exporting the Company’s animal experimentation to countries which have either non-existent or substandard animal welfare regulations and little or no enforcement. Further, the shareholders request that the report include information on the extent to which Pfizer requires-at a minimum-adherence to U.S. animal welfare standards at its facilities in foreign countries.

SUPPORTING STATEMENT:

     Pfizer has publicly committed to the “Refinement of the use of research animals to use less painful or the least invasive procedures whenever possible... [the] Reduction of the numbers of animals used in each study to the absolute minimum necessary …[and the] Replacement of animal experiments with non-animal experiments.”1 Furthermore, the Company declares that “Every proposed use of animals in our research will be thoroughly evaluated and the health and well being of all laboratory animals under our care will be attended to meticulously.” However, some of the countries to which the Company is relocating its animal research and testing are known for having no or poor animal welfare standards and negligible oversight.

     In October 2005, Pfizer announced the opening of a new Research & Development Center in Shanghai, China, with Pfizer’s Chief Medical Officer stating that “Pfizer’s planned investment into this R&D center will near US$25 million over the next 5 years.”2 The November 13, 2006, issue of Forbes magazine reported on Pfizer’s research in China noting that the rationale for shifting animal testing to China is that “scientists are cheap, lab animals plentiful and pesky protesters are held at bay” and quoting a pharmaceutical industry executive who “admits that Chinese testing companies lack quality control and high standards on treatment.”3

     Our company now conducts a significant proportion of its research in foreign laboratories, with company sources stating that “research and development in China is an indispensable part of the company’s global R&D program.”4 and that “[t]he Pfizer investment in this centre demonstrates …. our commitment to broaden the scope of our operations here in China.5 Purposely re-locating research to countries with lower animal costs, easy animal availability, and lower welfare standards is in direct conflict with Pfizer’s stated commitment to reducing, refining and replacing animal use.

     Shareholders deserve to know whether animal testing is being moved to foreign countries in order to evade American animal welfare laws and reduce oversight and other protections for animals, and whether research conducted at Pfizer facilities in other countries is held to at least the same standards as animal testing conducted at its U.S. facilities.

___________
1	http://www.pfizer.com/pfizer.subsites/corporate_ citizenship/laboratory_use.jsp
2	http://www.pfizer.com/cn/htmls/news/english/ 2006224213820.htm
3	“Comparative Advantage”; Forbes, p. 76 Vol. 178 No. (Nov 13, 2006)
4	“Pfizer Inaugurates R&D Center in Shanghai”, People’s Daily (Nov 1, 2005)
5	“Pfizer Strategic Presence in China”, China Daily, p. 3 (Nov. 1, 2005)

YOUR COMPANY’S RESPONSE

     Pfizer accepts its responsibility for conducting animal research in a humane and ethical manner and expects all Pfizer colleagues to treat animals with respect. We approach all research involving animals with a high level of humane and ethical concern for those animals. All experiments are carefully planned and conducted in such a way as to minimize or avoid pain, distress, or discomfort to the animals. Every proposed use of animals in our research is thoroughly evaluated before being undertaken and the health and well-being of all animals under our care is a primary concern.

     Similarly, we expect our contract research organizations, collaborators and vendors to maintain similar high standards. Parties conducting animal based research for Pfizer at their facilities are required to adhere to Pfizer’s policy on Experimental Animal Care and Use in all respects, as well as to comply with all applicable laws and regulations. We perform welfare audits of third party facilities in accordance with our quality assurance policies. The concerns of the proponent have been substantially addressed. The Board does not believe that adopting this proposal would be in the shareholders’ best interest.

     Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 5—Shareholder Proposal Requesting a Report on the Feasibility of
Amending Pfizer’s Corporate Policy on Laboratory Animal Care and Use

ANIMAL WELFARE POLICY

     RESOLVED that the Board issue a report to shareholders on the feasibility of amending the Company’s Guidelines and Policy on Laboratory Animal Care to ensure that: i) it extends to all contract laboratories and is reviewed with such outside laboratories on regular basis, and ii) it addresses animals’ social and behavioral needs. Further, the shareholders request that the report include information on the extent to which in-house and contract laboratories are adhering to the Policy, including the implementation of enrichment measures.

SUPPORTING STATEMENT

     Our Company conducts tests on animals as part of its product research and development, as well as retaining independent laboratories to conduct such tests. Abuses in independent laboratories are not uncommon and have recently been exposed by the media. Pfizer has posted on its Web site its Guidelines and Policy on Laboratory Animal Care. The Company, as an industry leader, is commended for its stated commitment to approaching “all research involving animals with the highest level of humane concern. . .”1

     However, the disclosure of atrocities recorded at Covance, Inc., an independent laboratory headquartered in Princeton, New Jersey,2 has made the need for a formalized, publicly available animal welfare policy that extends to all outside contractors all the more relevant, indeed urgent.3 Filmed footage showed primates being subjected to such gross physical abuses and psychological torments that Covance sued to enjoin People for the Ethical Treatment of Animals in Europe from publicizing it. The Honorable Judge Peter Langan in the United Kingdom refused to stop PETA from publicizing the film and instead ruled in PETA’s favor. The Judge stated in his opinion that the “rough manner in which the animals are handled and the bleakness of the surroundings in which they are kept…even to a viewer with no particular interest in animal welfare, at least cry out for an explanation.”4

     Shareholders cannot monitor what goes on behind the closed doors of animal testing laboratories, so the Company must. Accordingly, we urge the Board to commit to promoting basic animal welfare measurers as an integral part of our Company’s corporate stewardship.

     We urge shareholders to support this Resolution.

___________
1	http (www.pfizercom/Pfizer/subsites/corporate_ citizenship/laboratory_usejsp
2	PETA’s undercover investigator videotaped the systematic abuse of animals at Covance’s laboratory in Vienna, VA over a six month investigation.
3

In October 2005, Covance’s Director of Early Development stated that “We’ve worked with just about every major company around the world” (http://www.azcentral.com/arizonrepublic/ eastvalleyopinions/articles/1021cr-edit21.html)

4

The case captioned Covance Laboratories Limited v. PETA Europe Limited was filed in the High Court of Justice, Chancery Division, Leed’s District Registry, Claim No 5C-00295. In addition to ruling in PETA’s favor; the Court ordered Covance to pay PETA £50,000 in costs and fees.

YOUR COMPANY’S RESPONSE

     Pfizer’s Animal Care and Use policy reflects our absolute commitment that animals used in research are treated humanely. This means that any research involving animals is conducted only after appropriate ethical consideration and review. This review ensures that we provide a high level of care to experimental animals, and that there is no scientifically appropriate and validated alternative to the use of animals that is acceptable to regulators, where relevant.

     Our Company has long recognized that ensuring the health and well-being of our research animals is not only an ethical imperative but also fundamental to good scientific outcomes in the discovery and development of important new medicines.

—  We conduct each of our studies with the highest level of humane concern for the animals.

—	All our sites have one or more veterinarians whose primary responsibility is the care and welfare of the research animals and our animal care staff is trained to very high standards.

—	Our comprehensive programs of animal care and use at each site, which meet or exceed regulatory standards, also include provisions for environmental enrichment for our animals.

The 3Rs of Animal Research

     Pfizer is committed to the principles embodied by the 3Rs of animal research: seeking alternatives that Reduce, Replace or Refine our work with animals wherever such alternatives are available and appropriate.

     In addition to the 3R’s, and to further assure we maintain high standards for our animals, we have adopted the following guidelines:

  Each proposed use of animals is reviewed and approved by a panel of objective experts prior to performing any experiments to ensure that the use of the animals is consistent with sound scientific practices and ethical considerations.

  Our standards of animal care and welfare meet or exceed those required by applicable local, national, or international laws and regulations.

  We regularly monitor our animals for signs of ill health or distress and take prompt action wherever appropriate.
  We make veterinary care available toour animals at all times.

  Our veterinarians and scientists evaluate every proposed animal procedure with an emphasis on eliminating or minimizing any potential for pain or distress which may be experienced by the animals.

  We train all Pfizer colleagues involved in the care, welfare and use of animals to ensure a) that they are competent in the care of the animals and in the procedures required to complete the proposed work; b) that they are awareof the ethical issues involved in the useof animals; and c) that they demonstraterespect and humane treatment towardsthe animals in their care.

  We expect our contract research organizations, collaborators and vendors to maintain similar high standards. Parties conducting animal basedresearch for Pfizer at their facilities arerequired to adhere to this policy and tocomply with all applicable laws andregulations. We perform welfare auditsof third party facilities in accordancewith our quality assurance policies.

     Pfizer believes that we have already implemented the standards of care requested by the proposal. Furthermore, contract research organizations engaged by Pfizer are required to demonstrate their compliance with applicable regulations and standards, which include provisions for animal well-being. Regular monitoring of these facilities by Pfizer is already standard practice, and they are held accountable not only to Pfizer and their other customers, but also to many regulatory agencies and accrediting authorities including the United States Department of Agriculture (USDA), the Food and Drug Administration (FDA), the Public Health Service (PHS), the Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC), and others. Should the rare circumstance arise that a contract testing facility is found to be out of compliance, Pfizer will take immediate and appropriate action. As a rule, we would not publicly announce, comment on, or discuss these actions. Producing an annual report to shareholders on the extent to which in-house and contract laboratories are adhering to this policy, including the implementation of the psychological enrichment measures would not serve any useful purpose and create an unnecessary expense.

     Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 6—Shareholder Proposal Relating to Qualifications for Director Nominees

QUALIFICATIONS FOR DIRECTOR NOMINEES

     WHEREAS MOST, if not all, of the Director Nominees come from businesses unrelated to the corporation to which they have been nominated to serve on its independent executive governance Board;

     WHEREAS It is known, throughout the financial industry, that Chairmen-CEOs with the power vested in one person, can, and have, appointed their own Board of Directors. John Kenneth Galbraith, the renown economist, said, “Senior Executives in the great corporations of this country set their own salaries…. and stock option deals…. subject to the approval of the Board of Directors that they have appointed. Not surprisingly, the Directors go along.” (The Dallas Morning News, 1-16-2000, p. 1/10J)

     WHEREAS Most, if not all, corporate Directors in the United States are, largely, made up of present or past Chairman, CEOs or Presidents of other corporations who, back home, have the power to nominate their own Boards of Directors;

     WHEREAS Sir J.E.E. Dalberg said, “Power tends to corrupt and absolute power corrupts absolutely”;

     WHEREAS Directors nominated in such a fashion, have been called “Puppets” by the author of this Proposal; “Flunkies” by David Broder of The Washington Post, and “Rubber-stampers” by Steve Hamm of BusinessWeek magazine;

     WHEREAS ALL the non-employee Directors, COMBINED, often do not own enough shares in the corporation to which they have been nominated to have genuine feelings of fiduciary responsibility to its shareholders. Their allegiance tends to be directed toward the Chairmen-CEOs-Presidents who nominated them, as revealed in the enormously distorted Compensation Packages “awarded” to Principal Executives that are totally unrelated to Performance year after year after year…even in “down years”;

     WHEREAS NO salaried employees shall qualify as a Director Nominee since their presence on the Board truly corrupts and destroys its function as a totally independent executive governance body;

     WHEREAS To have a totally and truly independent executive governance Board, the Director nominees must come from sources over which the Chairmen-Presidents-CEOs, and other Executives in the corporation, have no control;

     THEREFORE, IT IS RECOMMENDED and REQUESTED that beginning with the 2008 Annual Meeting of the shareholders, ALL Nominees for the Board of Directors shall be:

1.	Individual Investors who shall, for at least the past three (3) years, have been, and currently are, the sole owner of at least five million dollars ($5,000,000) of the corporation’s shares, and/or

2.	Representatives from Mutual, Pension, State Treasury Funds, Foundations or Brokerages holding at least two million (2,000,000) voting shares in the corporation to which they are being nominated.

YOUR COMPANY’S RESPONSE

     The Board opposes this proposal because it believes it is not in the best interests of the Company and its shareholders.

     The proponent justifies introduction of this proposal by claiming that non-employee Directors often lack fiduciary responsibility to shareholders and lack independence. The proponent believes that these non-employee Directors turn their allegiance instead toward the corporate executives who nominated them.

     Pfizer’s Board of Directors is comprised of a majority of independent Directors with the autonomy to act independently from management when making decisions that will benefit the Company and its long-term shareholders. Each director brings a diverse perspective, specialized expertise and a deep commitment to the Company’s success, to their role and oversight responsibilities.

     The Board’s Corporate Governance Principles, instituted over a decade ago and evaluated annually, support the autonomy of Director oversight and preserve the integrity of the Directors’ function as shareholder representatives. These Principles are designed to ensure independence and thought leadership.

     In September 2005, the Board elected a Lead Independent Director with clearly defined leadership authority and responsibilities. This action further strengthened the independence of the Board.

     The Board objects to the completely arbitrary standard of minimum ownership put forth in the proposal. The Board currently requires all non-employee Directors to hold at least $300,000 worth of Pfizer stock and/or the units issued as compensation for Board service while serving as Directors of the Company. The Board believes that this minimum level of ownership demonstrates a real commitment to the Company without placing an undue burden on Directors holding office.

     Your Board of Directors unanimously recommends a vote AGAINST this proposal.

Executive Compensation

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2007 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2007.

The Compensation Committee:

Mr. Burt
Mr. Ikenberry
Mr. Lorch
Dr. Mead (Chair)

COMPENSATION DISCUSSION & ANALYSIS

Principles and Objectives of Executive
Compensation Program

     As stated in its Charter, the Compensation Committee sets the overall compensation philosophy at Pfizer. The objective of the Executive Compensation Program is to ensure that compensation paid to executive officers is closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation assists the Company in attracting, motivating and retaining key executives critical to its long-term success. Compensation is structured to ensure that a significant portion of compensation opportunity will be directly related to Company stock performance and other factors that directly and indirectly influence shareholder value.

     Both management and the Compensation Committee recognize the importance of maintaining sound principles for the development and administration of compensation and benefit programs. Our Compensation Committee has taken steps to significantly enhance its ability to effectively carry out its responsibilities, as well as to ensure that the Company maintains strong links between executive pay and performance.

Examples of actions that the Committee has taken in the past few years include:

Made significant changes in the executive compensation program, including:

—	Aligned compensation structures based on median target pay (formerly 75th percentile for long-term incentives and actual pay for cash compensation);

—	Established a pharmaceutical peer group for primary pay and performance comparisons that more closely aligns with our core business;

—	Established a Fortune-100 comparator group for supplemental pay comparisons to assist in the alignment of target compensation with median competitive general industry data;

—

Strengthened the link between the CEO pay and shareholder value through specific objectives and realignment of salary, target bonus and stock options (for example, the stock option award granted to Mr. Kindler on becoming CEO is directly tied to the performance of the Company and is only exercisable if the average price of Pfizer stock exceeds a specified threshold for a designated period of time);

—	Established annual reviews of detailed compensation tally sheets for the Named Executive Officers;

—	Initiated limitations on executive change-in-control severance and, prospectively on executive pensions;

—	Established policies regarding recapture of compensation to executives if certain acts occur;

—	Eliminated tax gross-up for imputed income relating to use of Company automobiles, effective January 1, 2007;

—

Reached separation agreement with former CEO and fully disclosed all payments to be made upon his departure, which were limited to those amounts we were contractually obligated to pay under his employment agreement; and

—	No employment contract with new CEO (maintained employment-at-will relationship).

Increased the number of executive sessions of the Committee held without Company management present;

Retained an independent compensation consultant to advise on executive compensation issues.

     The Committee intends to continue its strategy of compensating executives through programs that emphasize performance-based incentive compensation. Executive compensation is tied directly to the performance of the Company and is structured to ensure that, due to the nature of the business, there is an appropriate balance between short and long-term performance of the Company, and also a balance between the Company’s performance against its strategic plan, financial performance and shareholder return.

     For 2006, the actual total compensation of the continuing Named Executive Officers generally fell slightly below the median of total compensation paid to executives holding equivalent positions in the pharmaceutical peer group companies. The Committee believes that these compensation levels are reasonable in view of the fact that the new management team has been in place since August 2006 and needs adequate time to demonstrate performance.

     Compensation tally sheets for each of the Named Executive Officers were reviewed by the Committee in 2006. These tally sheets affixed dollar amounts to all components of the Named Executive Officers’ 2006 compensation, including current pay (salary and bonus), deferred compensation, outstanding equity awards, benefits, perquisites and potential change-in-control severance payments. The Committee will continue to review tally sheets at least on an annual basis.

Elements of Executive Compensation

     The compensation program for executive officers consists of the following elements:

Salaries

Annual cash incentive (bonus) awards

Long-term equity incentive awards, including:

—	Stock Options

—	Performance Shares

—	Restricted Stock Units

In-Service and Post-Employment Benefits

Perquisites

     The Committee has chosen these elements of compensation to create a flexible package that reflects the long-term nature of the pharmaceutical business and can reward both short and long-term performance of the Company and individual.

Salaries

     Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to pharmaceutical and general industry comparator group pay levels for similar positions. Salaries, in conjunction with target bonuses, are targeted to the median competitive data for cash compensation.

     The effective date of merit increases typically is April 1st of each year. Increases in salaries are based on both individual performance and the Company’s merit increase budget for the year. Salary increases can also occur upon promotion. Any salary increase for an elected corporate officer must be approved by our Compensation Committee.

Annual Cash Incentive Awards

     Executive Officers may be awarded annual cash bonuses under the Pfizer Inc. Executive Annual Incentive Plan (“Annual Cash Incentive Plan”), approved by the shareholders in 1997. Under the Annual Cash Incentive Plan, executives may earn bonuses based on Company and individual performance criteria, subject to the established maximum of 0.3% of the Company’s Adjusted Net Income, as defined in the Plan.

     Annual cash incentive awards are designed to reward short-term performance and achievement of designated strategic results. The target bonus is established through an analysis of compensation for comparable positions in pharmaceutical and general industry peer group companies and is intended to provide a competitive level of compensation when the executives achieve their performance objectives. Combined salaries and target bonus levels are intended to approximate the competitive median. Bonus levels are determined as a percentage of each executive’s base salary. Performance objectives are approved by the Compensation Committee.

     The 2006 target and actual cash incentive awards paid to each of the Named Executive Officers are shown in the table below. The actual cash incentive awards are also shown in the “Bonus” column of the Summary Compensation Table in the Executive Compensation Tables section which follows this Compensation Discussion and Anaylsis.

2006 Annual Cash Incentive Awards

	Target(1)		Target		Actual
	Payout as	Payout	Bonus	Maximum	Cash	Actual
	a % of	Range as a	Award	Award	Award	Award as a
Name	Salary	% of Salary	($)	($)	($)	% of Salary
Mr. Kindler	150%	0-300%	$2,025,000	$4,050,000	$3,300,000	220%
Mr. Shedlarz	77%	0-154%	773,500	1,547,000	1,263,400	125%
Dr. LaMattina	62%	0-124%	538,700	1,077,400	718,300	82%
Mr. Read	59%	0-118%	476,600	953,200	667,200	82%
Mr. Levin	60%	0-120%	470,700	941,400	580,600	74%
Ms. Katen	85%	0-170%	1,037,300	2,074,600	1,383,000	113%

(1)

Target bonuses at Pfizer typically are based on actual salary earned during the year and are set as a percentage of the year’s salary. If an employee is promoted during the year, the target bonus percent may be increased. The actual bonus paid for the year would typically be calculated based on the portion of time that each target bonus percent applied. Mr. Kindler’s bonus percent was adjusted to 150% of his year-end salary as a result of his promotion to CEO during the year.

     The actual cash incentive award is determined according to each Named Executive Officer’s level of achievement against his or her individual financial and strategic performance objectives, and as a result, may be less than or greater than the target bonus amount. Prorated changes in the annual target bonus levels can occur during the year if there are changes in the officer’s salary grade level that warrant a target change (for example, a significant change in level of responsibility).

     In 2006, the performance objectives for the Named Executive Officers generally included the following, depending on each Officer’s role in the Company:

  Financial objectives—revenues, adjusted earnings per share, cash flow from operations, productivity cost savings initiatives and certain divisional financial measures with a focus on increasing shareholder value.

  Strategic objectives—deliver more new medicines more quickly to patients; progress the Company’s Adapting to Scale initiative; promote new directions in health and wellness; shape a positive environment for better healthcare; develop people, talent and organization; and other operating responsibilities, as appropriate.

     In addition, as a result of the appointment of a new CEO at the end of July, the new leadership team developed additional objectives which focused heavily on initiatives and strategies designed to reorganize the Company, set a new direction for Pfizer and produce long-term shareholder value. The specific objectives for each continuing Named Executive Officer are weighted according to the extent to which the Officer will be responsible for delivering the results on the individual objectives.

     For 2006, the financial objectives reflected a significant level of difficulty for the executives given the dynamic business environment and the challenges posed by the loss of exclusivity for certain key products. The strategic objectives required each executive to produce significant results and achieve challenging targets in order to qualify for target level incentive payments. Financial objectives were weighted at 25% for Mr. Kindler and in the range of 20% to 50% for the other continuing Named Executive Officers, and were determined with reference to total revenue of $48.4 billion, adjusted diluted earnings per share of $2.06, expense savings of $2.6 billion, as well as an operating cash flow metric. The Committee also evaluated the new leadership team’s ability to deliver on the challenge of designing strategies and actions needed to reorganize and drive the Company forward.

     While these metrics were used as a guideline in determining the portion of the annual cash incentives attributable to financial measures, we only use strict formulaic achievement of financial metrics in the determination of performance share award payments. The Compensation Committee incorporates flexibility into our bonus program to better align with the evolving nature of our business. The Compensation Committee may adjust the portion of the bonus related to financial objectives upward or downward to better align with the overall total shareholder return.

     A payment of $2,158,300 in lieu of a bonus for 2006 was made to Dr. McKinnell pursuant to his Employment Agreement, which is described in detail in the section headed “Departure of Former Chief Executive Officer”.

Long-Term Equity Incentive Awards

     Equity-based compensation and ownership ensures that the Company’s executive officers have a continuing stake in the long term success of the Company. Each year in February, the Company grants long-term equity awards to certain executives, based on an evaluation of their performance in the prior year. The awards granted in February 2007 are discussed in more detail in the section headed “2007 Compensation Actions”.

     Mr. Kindler, the other Named Executive Officers and approximately 100 additional executives participate in the Company’s long-term incentive program.

     Under its long-term incentive program, Pfizer currently grants stock options, restricted stock units and performance-based share awards to eligible employees under the Pfizer Inc. 2004 Stock Plan (“2004 Stock Plan”). The 2004 Stock Plan also permits the Company to grant equity-based awards to our non-employee Directors.

     The 2004 Stock Plan replaced the 2001 Performance-Contingent Share Award Plan, under which participating employees were awarded performance based shares, and the 2001 Stock and Incentive Plan, under which participating employees were granted stock options, stock awards (including restricted stock and restricted stock unit awards) and performance-based stock awards.

     For 2006, long-term incentive awards generally consisted of stock options, performance share awards and restricted stock units. The value of any award is divided so that half of the target value is delivered in stock options, one quarter in performance share awards and one quarter in restricted stock units. The target long-term incentive awards are set at the median of the Company’s peer group data, according to the employee’s level of responsibility in the Company.

     All awards under our stock plans are subject to non-competition and gain recapture provisions.

     • Stock Options

     Stock options provide a material incentive to employees by providing an opportunity for a larger stock ownership stake in the Company. The ten-year term of the options seeks to reflect the long-term nature of the discovery and development of new medicines.

     Stock options are awarded under the 2004 Stock Plan to the Named Executive Officers and certain other executives of the Company in February of each year. Prior to September 2006, stock options were issued with an exercise price equal to the average of the highest and lowest price on the date of the grant. The exercise price for option grants issued after September 2006 is based on the closing price of Pfizer common stock on the date of the grant. Stock options will have actual delivered compensation value only if the market price of the common stock increases after the grant date.

     In determining the size of stock option grants to participating executives and other management employees, the Committee considers similar awards to individuals holding comparable positions in our peer groups, Company performance against the strategic plan, individual performance against the individual’s objectives, as well as the allocation of overall share usage attributed to executives and the total number of shares issued in the grant relative to our outstanding shares. Actual stock option awards can range from zero to two times the target awards based on individual performance.

     Stock options were granted to participating executive officers in February, 2006. These options vest on the third anniversary of the grant. All stock option grants have a ten-year term. If an executive retires after having met the retirement eligibility criteria (typically age 55 with 10 years of service), and has options that were held for at least one full year prior to retirement, the stock options will generally become exercisable on schedule and remain exercisable for the full term of the grant. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient’s date of termination from service and unvested stock options are forfeited. Our stock plans strictly prohibit repricing of options.

     • Stock Option Grant Policy

     It is the policy of the Company and the Board of Directors to issue the annual grant of stock options to eligible employees on the date of the February Board of Directors meeting each year without regard to the timing of the release of material information. The meeting is typically scheduled on the fourth Thursday in February. Special grants to newly hired individuals are granted on the last business day of the month of hire. Any other special grants to continuing employees are granted on the last business day of the month in which the grant was approved. Prior to September 2006, the grant price was established using the average of the highest and lowest stock price of Pfizer common stock traded on the New York Stock Exchange on the date of the grant. As of September 2006, the grant price is set at the closing price on the date of the grant.

     • Restricted Stock and Restricted Stock Unit Awards

     Restricted stock units are a promise to pay to the recipients actual shares of Pfizer stock at the end of the vesting period when the restrictions lapse. The Named Executive Officers and certain other senior executives of the Company received restricted stock units as part of their long-term incentive award in 2006. The receipt of these awards typically cannot be deferred; however, if a recipient is subject to Internal Revenue Code Section 162(m), upon the vesting of the units, or if the recipient terminates employment with the Company, receipt of the restricted stock units will be deferred until the recipient is no longer subject to Section 162(m) or the January 31 of the year following termination, whichever is earlier. Deferred units can be invested either in Pfizer stock units or in a fund earning 120% of the Federal Long Term Rate. Dividends are reinvested during the vesting period as additional restricted stock units.

     Restricted stock units typically vest on the third anniversary of the grant. If the grants have been held for one year after the grant date and if a participating executive retires having met the retirement eligibility criteria described above, a portion of the restricted stock units, prorated for service during the vesting period, will be paid to the executive, subject to certain conditions.

     • Performance Share Awards

     Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to relative total shareholder return. The Named Executive Officers and certain other executives receive performance share grants as part of their long-term incentive award. The performance share program entitles the holder to earn shares of Pfizer common stock if certain relative levels of performance on shareholder return compared to our pharmaceutical peers are achieved. The three-year vesting period of the performance shares closely correlates with our mid-range sales and marketing business plan.

     In February 2006, the Committee awarded performance shares to the CEO, the Named Executive Officers and approximately 100 other executives, for the January 1, 2006 through December 31, 2008 performance period under the 2004 Stock Plan.

     The receipt of performance share awards can be deferred as shares, at the election of the executive. Dividends on performance shares are reinvested in additional performance shares. Shares earned under these awards, if any, are determined by a non-discretionary formula, which measures our performance over a three-year period using total shareholder return, including reinvestment of dividends (“TSR”) measured over the performance period, relative to the pharmaceutical peer group. If our minimum TSR performance is below the threshold level relative to this peer group, then no shares will be earned. If our TSR over the performance period is above the threshold level relative to the peer group, but is negative in the absolute, then the maximum payout will be limited to the target amount. To the extent the Company’s performance exceeds the threshold performance level relative to the peer group, varying amounts of shares of common stock up to the maximum may be earned as follows:

Performance Share Award Program
Relative Performance/Payout Matrix

Pfizer’s	Maximum
Relative	Payout as a %
Performance	of Target
1 (highest)	200%
2	200%
3	175%
4	150%
5	125%
6	100%
7	75%
8	50%
9 (threshold)	25%
10	0%
11 (lowest)	0%

     In 2002, 2003, 2004 and 2005, the Committee awarded the right to earn shares (“Performance-Contingent Shares”) of Pfizer common stock to the Named Executive Officers and certain other executives, based on the relative performance of the Company. These awards were determined according to each participant’s salary level, based on competitive survey data, and were not based on individual performance. The number of actual shares earned under these awards, if any, will be determined by a non-discretionary formula, which measures our performance over a five-year period using both TSR and growth in diluted earnings per share (as reported) as metrics, measured over the performance period relative to the pharmaceutical peer group.

     The performance formula for these awards weighs these two criteria equally. If our performance in both measures is below the threshold level relative to the pharmaceutical peer group, then no Performance-Contingent Shares will be earned. To the extent that the Company’s performance on either or both measures exceeds the threshold performance level relative to the peer group, a varying number of Performance-Contingent Shares up to the maximum will be earned.

     For the performance periods beginning in 2002, 2003 and 2004, the pharmaceutical peer group consisted of Abbott Laboratories, Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Company, Eli Lilly and Company, Johnson & Johnson, Merck and Co., Inc., Schering-Plough Corporation, and Wyeth. For the performance periods beginning in 2005 and thereafter, the pharmaceutical peer group consisted of Abbott Laboratories, Amgen, Bristol-Myers Squibb Company, AstraZeneca, GlaxoSmithKline, Eli Lilly and Company, Johnson & Johnson, Merck and Co., Inc., Schering-Plough Corporation, and Wyeth.

  Recently Completed Performance Periods—Previous Performance-Contingent Share Award Program

     In January 2002, the Committee awarded the right to earn shares of Pfizer common stock to the executive officers, including the Named Executive Officers, for the 2002-2006 performance period under the 2001 Performance-Contingent Share Award Plan. To the extent the Company’s performance exceeded the threshold performance level relative to the peer group, a varying amount of shares of common stock up to the maximum were earned.

     The following table sets forth Pfizer’s performance ranking, based on total shareholder return and diluted earnings per share (as reported), relative to the performance of our pre-2005 pharmaceutical peer group, and the corresponding performance share payout.

Performance Share Payout for 2002-2006 Performance Period

				Change in (As-
		Total Shareholder		Reported) Diluted
		Return		Earnings per Share*
										Actual
			Ranking -		Ranking -	Payout				Award
			Pfizer out		Pfizer out	As a %		Actual		Value
	Performance	Percentile	of # of Peer	Percentile	of # of Peer	of	Target	Award		at $25.87
Name	Period	Ranking	Companies	Ranking	Companies	Target	Award	Shares		Per Share
Mr. Kindler	2002-2006	22%	8 out of 10	100%	1 out of 10	100	76,680	76,680	**	1,983,712
Mr. Shedlarz	2002-2006	22%	8 out of 10	100%	1 out of 10	100	73,440	73,440		1,899,893
Dr. LaMattina	2002-2006	22%	8 out of 10	100%	1 out of 10	100	56,040	56,040		1,449,755
Mr. Read	2002-2006	22%	8 out of 10	100%	1 out of 10	100	42,600	42,600		1,102,062
Mr. Levin	2002-2006	22%	8 out of 10	100%	1 out of 10	100	46,500	46,500		1,202,955
Dr. McKinnell	2002-2006	22%	8 out of 10	100%	1 out of 10	100	198,000	198,000		5,122,260
Ms. Katen	2002-2006	22%	8 out of 10	100%	1 out of 10	100	111,120	111,120		2,874,674

*	For the 2006-2008 performance period total shareholder return will be the only performance measure applied to the Performance Share Program.
**

As a condition of Mr. Kindler’s promotion to CEO, these shares will be settled in Restricted Stock Units that will only become payable if and when the Company’s three year TSR exceeds the median for the pharmaceutical peer group. If otherwise unvested upon his retirement or other termination of employment (other than for death and disability), this

     • Deferral Opportunities

     The Company also provides the opportunity to defer, as shares of Pfizer common stock, performance share awards that are earned and otherwise would be paid shortly after the performance period. Dividends are credited on those deferred shares and are reinvested in additional shares of common stock. Annual cash incentive awards, as shown in the Bonus column of the Summary Compensation Table, may also be deferred into either a Pfizer unit fund, or a cash fund earning interest at 120% of the Federal Long-Term rate (which fluctuated between 5.41% and 6.27% in 2006). The Pfizer unit fund is credited with reinvested dividend equivalent units. These deferral programs provide a tax planning opportunity to the executives and provide the opportunity for increased pre-tax shareholding.

In-Service and Post-Employment Benefits

     The Company provides a number of benefit plans including the Pfizer Retirement Annuity Plan, the Pfizer Savings Plan and related supplemental (restoration) plans to its executives and certain other U.S. based employees. These plans are described in the narrative accompanying the compensation tables that follow this section. The Company also provides other benefits such as medical, dental, life insurance (up to $250,000 coverage) and long-term disability coverage (up to $300,000) through our active employee flexible benefits plan, as well as vacation and other paid holidays. These benefits are available to all U.S. based employees, including each Named Executive Officer, and are comparable to those provided at other large companies. These programs are designed to provide certain basic quality of life benefits and protections to Pfizer employees and at the same time enhance Pfizer’s attractiveness as an employer of choice.

     The Company’s portion of the cost of health and welfare benefits provided in 2006 for the Named Executive Officers was as follows:

Company Provided
Cost of Active
Officer	Benefits
Mr. Kindler	$19,202
Mr. Shedlarz	14,034
Dr. LaMattina	19,530
Mr. Read	19,202
Mr. Levin	14,457
Dr. McKinnell	15,087
Ms. Katen	14,706

     In addition to active employee benefits, the Company provides post-retirement medical, dental and life insurance coverage to retirees in accordance with each “legacy company” plan under which the eligible employees are covered. Legacy company refers to the employee’s original employer, prior to Pfizer’s mergers with Warner-Lambert and Pharmacia. The Named Executive Officers are all covered under the legacy-Pfizer plans, which provide up to $12,000 of annual medical coverage prior to age 65, $3,000 of annual medical coverage after age 65, and up to $250,000 of life insurance coverage which reduces ratably to $2,500 ten years after retirement.

Perquisites

     The Company provides certain perquisites to its executives. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on Pfizer-related activities. More detail on the Company’s perquisites may be found in the narrative following the Summary Compensation Table.

Stock Ownership Requirements

     The Company maintains stock ownership requirements for its Named Executive Officers and other executives. “Stock ownership” is defined to include stock owned by the officer directly, stock owned indirectly through the Company’s Savings Plan, restricted stock and restricted stock units, units with respect to the deferral of annual incentive awards or the supplemental saving plan and stock awarded under any performance-contingent share award grant and subsequently deferred. Under the current guidelines of the stock ownership program established by the Committee, employee Directors (currently, Mr. Kindler) are required to own Company common stock equal in value to at least five times their annual salaries. This program also extends to the other Named Executive Officers and other elected Corporate Officers, who are ultimately required to own Company common stock equal in value to at least four times their annual salaries. All other participants in the Executive Long-Term Incentive Program are required to own an amount equal in value to three times their annual salaries. The Committee has also established milestone guidelines that are used to monitor progress toward meeting the targets as described above, over a five-year period. Under these milestone guidelines, Mr. Kindler’s ownership requirement is currently four times his salary.

     The Committee has determined that, as of December 31, 2006, all Named Executive Officers have met their ownership milestones (as shown below) and all other employees covered by the stock ownership program have met or are making significant progress toward meeting their milestones.

Stock Ownership Requirements

	Direct					$25.90	Ownership	Meets
	Owner-	Shares	Restricted	Savings		Value at	Require-	Require-
Officer	ship	Deferred	Shares	Plan	Total	12/31/2006	ment	ment
Mr. Kindler	20,561	79,283	130,282	12,929	243,055	$ 6,295,163	$ 5,400,000	✓
Mr. Shedlarz	74,881	541,336	91,930	109,814	817,961	$21,185,190	$ 4,066,400	✓
Dr. LaMattina	124,099	281,852	71,190	101,619	578,760	$14,989,884	$ 3,540,800	✓
Mr. Read	48,278	137,897	44,527	32,262	262,964	$ 6,810,768	$ 2,625,000	✓
Mr. Levin	185,674	182,945	50,644	74,511	493,774	$12,788,747	$ 2,388,300	✓

     The values shown in the above table include the shares earned under the 2002-2006 performance contingent share award performance period, adjusted for estimated tax withholding. The value is determined based on the closing stock price ($25.90) on December 29, 2006.

     • Trading in Pfizer Stock Derivatives

     It is the policy of the Company that all employees, including Officers, and our Directors may not purchase or sell options on Pfizer stock, nor engage in short sales with respect to Pfizer common stock. Also, trading by Officers and Directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Pfizer stock is prohibited.

Financial Restatement

     It is the Board of Directors’ Policy that the Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Tax Deductibility of Pay

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that Pfizer may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation, stock option awards, Performance Share Awards and Performance-Contingent Share Awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. Since Dr. McKinnell’s, Ms. Katen’s, Mr. Shedlarz’s and Mr. Kindler’s 2006 salaries are above the $1,000,000 threshold, a portion of their salaries and the Internal Revenue Service (IRS) value of their perquisites are not deductible by the Company.

     Restricted stock and restricted stock units are not considered performance-based under Section 162(m) of the Tax Code and, as such, are generally not deductible by the Company. However, any restricted stock unit which is subject to IRS Section 162(m) upon payment will be mandatorily deferred either as shares or into a fund earning 120% of the Federal Long-Term rate. All other annual incentives and long-term incentive amounts will be deductible when they are paid to the executive officers.

     The Company makes corporate aircraft available to provide flexibility to its executives and to allow more efficient use of executive time for Company matters. The aircraft deduction disallowance for the Named Executive Officers results in an out-of-pocket cost to the Company of $1,050,000.

Benchmarking

     The Committee sets midpoint salaries, target bonus levels and target annual long-term incentive award values at the median of a peer group of pharmaceutical companies and a general industry comparator group of Fortune 100 companies, based on available survey data. Where appropriate, the target position is adjusted to reflect Pfizer’s scale and scope. For salary and cash bonus levels, these adjustments, if any, are generally based on differences in revenues and relative market capitalization.

     The companies that comprised our pharmaceutical peer group in 2006 are Abbott Laboratories, Amgen, AstraZeneca, Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Johnson & Johnson, Merck and Co., Inc., Schering-Plough Corporation and Wyeth.

     Comparative financial measures for this group in 2006 along with Pfizer’s and those of the General Industry Comparator Group are shown in the table below.

General Industry		Pharmaceutical
Comparator Group*		Peer Group*	Pfizer
Median Revenue	$47.8 billion	$21.4 billion	Revenue	$48.4 billion
Median Net Income	$5.0 billion	$3.6 billion	Net Income	$19.3 billion
Median Market			Market
Capitalization	$80.8 billion	$76.1 billion	Capitalization	$184.5 billion

*Based on available information as of March 1, 2007.

     As noted above, the Committee also uses a general industry comparator group consisting of about one half of the Fortune-100 companies that best align with our sales volume, cash flow and market capitalization, as well as with the nature of our business and workforce, in determining the competitive positioning of pay. The general industry peer group can change from time to time based on the criteria stated above.

General Industry Comparator Group

Alcoa	Dell	Lockheed Martin
Allstate	Dow Chemical	Merrill Lynch
Altria Group	DuPont	MetLife
American Express	ExxonMobil	Microsoft
AIG	Fannie Mae	Motorola
Bank of America	FedEx	PepsiCo
Boeing	Ford Motor	Procter & Gamble
Cardinal Health	General Electric	TimeWarner
Caterpillar	General Motors	United Parcel Service
ChevronTexaco	Hewlett-Packard	United Technologies
Cisco	Honeywell	UnitedHealth Group
Citigroup	Intel	Verizon
Coca-Cola	International Paper	Viacom
Comcast	IBM	Wachovia
ConocoPhillips	J.P. Morgan Chase	Walt Disney
Wells Fargo

CEO Compensation and Evaluation of Executive Performance in 2006

     Mr. Jeffrey B. Kindler became Chief Executive Officer effective July 31, 2006. As a result of his promotion, the Compensation Committee approved new compensation arrangements for Mr. Kindler including an increase to base salary from $947,500 to $1,350,000 and to his target annual bonus under the Company’s Annual Cash Incentive Plan from 65% to 150% of his new base salary. The Compensation Committee also approved the grant to Mr. Kindler of an option to purchase 500,000 shares of Pfizer common stock under Pfizer’s 2004 Stock Plan at an exercise price of $26.29 per share, the fair market value of Pfizer common stock on July 31, 2006. The exercise price was set at the average of the highest and lowest trading price on the date of grant. The option will become exercisable upon the fifth anniversary of the date of grant only if the average closing price of Pfizer common stock for 20 consecutive trading days exceeds 150% of the exercise price. In addition, the Compensation Committee determined that, in order to more closely align pay with performance, any amount earned under any currently outstanding Performance-Contingent Share Awards and Performance-Share Awards held by Mr. Kindler would be settled through an award of restricted stock units if the Company’s actual total shareholder return achieved with respect to such award is less than the median total shareholder return of the Company’s pharmaceutical peer group. The restricted stock units will vest and become payable in shares of Pfizer common stock if and when the Company’s three-year total shareholder return based on the rolling average over a three calendar year period exceeds the median for the pharmaceutical peer group. Upon Mr. Kindler’s retirement or other termination (other than for death or disability) of employment, any of these restricted stock units that remain unvested will be forfeited. If Mr. Kindler dies or becomes disabled while in active service, these shares will vest.

     The Compensation Committee is responsible for evaluation of CEO performance, in consultation with the Board. The Compensation Committee, working with the CEO, evaluates the performance of the other Named Executive Officers and elected officers. The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of these officers, but rather focuses on their individual objectives which typically reflect short-term and certain strategic goals.

     In 2006, the Committee considered management’s continuing achievement of its short and long-term goals. It also focused on Mr. Kindler’s objectives and strategies designed to build shareholder value:

  Achieve financial goals—increase shareholder value and maximize revenue, along with attaining certain earnings per share, operating cash flow, and cost savings goals

  Reorganize and rebuild the corporate leadership group and strengthen senior leadership teams

  Improve relationships with internal and external constituencies and effectively communicate strategy and financial results to increase shareholder value

  Set new direction for Pfizer including internal reorganization and enhancing the focus on patients, doctors, customers and business partners

     The Committee based its compensation decisions for Mr. Kindler on its assessment of the Company’s performance and his performance based on the objectives and strategies listed above.

The following information reflects Mr. Kindler’s performance evaluation, resulting from the process described above, as agreed to by the Compensation Committee.

     In the face of many challenges in 2006, the Company substantially achieved a number of financial targets that were set early in the year. The Company took decisive action and delivered solid performance despite challenges, including the significant revenue impact due to the loss of exclusivity of several key products. The Company achieved revenue growth of 2 percent for the year and delivered an adjusted diluted earnings per share of $2.06, in excess of Wall Street expectations. In 2006 the Company had total revenues of $48.37 billion and adjusted earnings of $14.98 billion.

     During the fourth quarter of 2006, the Company strengthened its commitment to enhancing total return to shareholders by completing the divestiture of the Consumer Healthcare business, receiving approximately $16.6 billion in proceeds. In December 2006, the Board of Directors of Pfizer approved a 21 percent increase in its first quarter 2007 dividend to 29 cents per share. This significant increase builds on a 26-percent dividend increase in 2006. The Company also continued its substantial share purchase program by buying $7 billion of its common stock during 2006.

     Pfizer’s common stock price went from $23.32 on December 31, 2005 to $25.90 on December 31, 2006. Including dividends, the total shareholder return for 2006 was 15.2% as compared to the average pharmaceutical peer group total shareholder return of 11%.

     In 2006, restructuring initiatives resulted in savings of approximately $2.6 billion, $600 million ahead of the goal for 2006. In addition, under Mr. Kindler’s leadership, significant improvements were made to streamline the decision-making process by removing multiple layers of management and eliminating various committees.

     Mr. Kindler established a new Executive Leadership Team and overall management structure. Significant strides were made in improving relationships with both internal and external constituencies, including shareholders, customers, colleagues, and government officials through increased transparency, clarity, responsiveness and speed of strategy development and execution.

     The Committee and the Board believe that Mr. Kindler has taken decisive action to set a new direction for Pfizer through both internal reorganizations and external strategic focus.

     Based on its overall assessment, the Committee decided to set Mr. Kindler’s base salary at $1.5 million for 2007, and award an annual incentive of $3.3 million for 2006 performance, which also reflects his promotion to CEO. The Committee awarded Mr. Kindler options to purchase up to 760,000 shares of common stock, and a range of 0 to 310,400 performance shares for the three-year performance period 1/1/2007 through 12/31/2009, to be earned entirely based on Pfizer’s total shareholder return relative to its pharmaceutical peers.

     These awards were approved by the Committee and ratified by the Board.

2007 Compensation Actions

     Compensation received in fiscal year 2006 is presented in the tables following this Compensation Discussion and Analysis. For further transparency, we are including this discussion of compensation actions that were taken after fiscal year 2006 in consideration of 2006 fiscal year performance by the Named Executive Officers and other senior executives.

     The Company granted long term incentive compensation awards to the Named Executive Officers and certain other executives in February of 2007 in consideration of their 2006 performance. The table below, 2006 Compensation (including 2007 Compensation Actions), shows the full value of these grants made in February 2007, as well as the cash compensation paid to these executives in 2006, and includes:

  2006 annual salary;

  2006 annual cash incentive compensation (bonus paid in 2007 in consideration of 2006 performance);

  Fair value of target performance shares and restricted stock units awarded in February 2007 based on current level and in consideration of 2006 performance;

  Fair value of the stock options awarded in February 2007 based on current level and in consideration of 2006 performance; and

  Other compensation as of December 31, 2006, including pension accrual, savings plan matching payments, active employee benefits and the value of perquisites (based on the aggregate incremental cost to the Company).

     In February 2007, the Compensation Committee issued stock based grants under the 2004 Stock Plan to the participating officers. Under this grant, Mr. Kindler received both stock options and performance shares. Mr. Kindler’s long-term incentive target value was divided evenly, so that half of the value was delivered in stock options and half was delivered in performance share awards. The other participating officers received grants in February 2007 consisting of stock options, performance shares and restricted stock units. For these officers, the long-term incentive target value was divided so that half of the value was delivered in stock options, one quarter in performance share awards, and one quarter in restricted stock units.

2006 Compensation (including 2007 Compensation Actions)

			Grant		Change in
			Value of		Pension
			2007 Stock		Value and
			Awards(1)	Grant Value	Non-Qualified
		Annual	(target	of 2007	Deferred	All Other
		Cash	performance	Option	Compensation	Compen-
Name and	Salary	Bonus	shares)	Awards(2)	Earnings(3)	sation(4)	Total
Principal Position	($)	($)	($)	($)	($)	($)	($)
Mr. Kindler	1,103,883	3,300,000	4,469,760	3,123,600	422,091	265,318	12,684,653
Mr. Shedlarz	1,008,225	1,263,400	1,539,507	1,340,271	1,381,064	185,843	6,718,310
Dr. LaMattina	873,275	718,300	969,299	729,525	652,683	88,058	4,031,140
Mr. Read	813,450	667,200	969,299	1,027,500	455,792	86,159	4,019,399
Mr. Levin	784,575	580,600	855,039	657,600	212,143	70,345	3,160,302
Dr. McKinnell	2,270,500	—	—	—	—	383,517	2,654,017
Ms. Katen	1,220,300	1,383,000	—	—	17,426,208	287,311	20,316,820

(1)

Fair value, as determined under FAS 123R, of target performance shares, for the performance period January 1, 2007 through December 31, 2009, and restricted stock unit awards. These have been valued based on the grant date fair value estimated by the Company for financial reporting purposes on February 22, 2007 ($28.80 per share for the performance shares and $25.87 per share for the restricted stock units) and may not reflect the value of the award upon payment. Actual performance shares earned under these awards will be determined in accordance with the Relative Performance/Payout Matrix in the section headed “Performance Share Awards” above.

(2)

Fair value, as determined under FAS 123R, of the stock option award granted on February 22, 2007 based on the grant date fair value estimated by the Company for financial reporting purposes ($4.11 per share). The Company cautions that the actual amount ultimately realized by a Named Executive Officer from the disclosed equity awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(3)

The Company does not pay “above market” interest on non-qualified deferred compensation, therefore, this column reflects pension accruals only. The pension accrual amounts represent the difference between the December 31, 2005 and December 31, 2006 present value of the age 65 accrued pension, or the current benefit if eligible for an unreduced pension, under the Retirement Plan and Supplemental Retirement Plan, based on the pension plan assumptions for each year as shown in the discussion following the Pension Benefits table. The amount shown for Ms. Katen reflects the change in her status from “early retirement” under the Retirement Plan (initially deferred to age 65, as required), which carries a reduction of 4% per year (prorated for partial years) on the age 65 annuity, to the “90-combination” of age plus years of service, which makes her eligible to retire without an early retirement reduction. For Dr. McKinnell and Ms. Katen the values are shown based on the currently payable benefits.

(4)

The All Other Compensation column represents the value of perquisites and tax gross-ups for use of Company cars; and the Company matching funds under the Pfizer Savings Plan and related Supplemental Savings Plan (as discussed in detail in the discussion following the Non-Qualified Deferred Compensation Table) as of December 31, 2006.

     • 2007 Executive Long-Term Incentive Grant

     For 2007, executive long-term incentives consisted of stock options, restricted stock units and performance shares. Mr. Kindler received only stock options and performance shares. The following table sets forth information concerning the number of stock options and restricted stock units granted in February 2007, as well as information about participation of the Named Executive Officers in the performance share program for the performance period January 1, 2007 to December 31, 2009.

2007 Executive Long-Term Incentive Grant

		Estimated Future
	Performance	Payouts Under the
	Period (or	Performance-Share Program(1)
	Other Period				Stock	Restricted
	Until Maturation	Threshold	Target	Maximum	Option	Stock Unit
Name	or Payment)	(#)(2)	(#)	(#)	Grant(3)	Grant(4)
Mr. Kindler	1/1/07 - 12/31/09	38,800	155,200	310,400	760,000	0
Mr. Shedlarz	1/1/07 - 12/31/09	7,040	28,160	56,320	326,100	28,160
Dr. LaMattina	1/1/07 - 12/31/09	4,433	17,730	35,460	177,500	17,730
Mr. Read	1/1/07 - 12/31/09	4,433	17,730	35,460	250,000	17,730
Mr. Levin	1/1/07 - 12/31/09	3,910	15,640	31,280	160,000	15,640

(1)	The actual number of shares that will be paid out at the end of the performance period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based upon our future performance compared to the future performance of the peer group. Dividend equivalents will be reinvested during the performance period.
(2)

If our performance is below the threshold level relative to the pharmaceutical peer group, then no shares will be earned. To the extent the Company’s performance exceeds the threshold performance level relative to the pharmaceutical peer group, a varying amount of shares of common stock up to the maximum will be earned.

(3)

These options vest (become exercisable) on the third anniversary of the option grant date beginning on February 22, 2010. The exercise price for these stock option grants is the fair market value (closing price) of our common stock ($25.87) on the date of the grant, February 22, 2007.

(4)

These grants vest on February 22, 2010. Dividend equivalents are reinvested during the restricted period. Mr. Kindler received 76,680 restricted stock units in lieu of payment of the same number of shares under the Performance-Contingent Share Award Program. These shares will only be paid to Mr. Kindler when the Pfizer three-year total shareholder return exceeds the median of the pharmaceutical peer group. If otherwise unvested upon his retirement or termination from service (other than for death or disability) this grant will be forfeited.

     In 2007, the Named Executive Officers were awarded the right to earn performance shares of our common stock for the 2007 to 2009 performance period. To the extent the Company’s performance exceeds the threshold performance level relative to the peer group, a varying amount of shares of common stock up to the maximum will be earned as set forth in the Performance Share Award Program Relative Performance/Payout Matrix in the section headed “Performance Share Awards”, above.

     • 2007 Cash Compensation

     The following table sets forth the annual 2007 cash compensation, consisting of base salaries and bonus. The amounts shown are base salaries as of January 1, 2007 and April 1, 2007 (which reflects an annual increase based on performance and the Company’s merit increase budget) and the percent and dollar target cash bonus for 2007. The target cash bonus amounts are shown without regard to possible changes in responsibilities during 2007. The actual bonus (which is typically paid in early 2008) can range from 0 to 200% of the target bonus amount.

2007 Salaries and Target Annual Cash Incentive (Bonus) Amounts

	January 1, 2007	April 1, 2007	2007 Target Bonus	2007 Target Bonus
Name	Salary	Salary	(percent)	(Dollars)
Mr. Kindler	1,350,000	1,500,000	150%	2,193,800
Mr. Shedlarz	1,016,600	1,070,300	90%	951,200
Dr. LaMattina	885,200	920,000	75%	683,500
Mr. Read	875,000	920,000	75%	681,600
Mr. Levin	796,100	827,400	60%	491,700

     In 2007, 60% of Mr. Kindler’s bonus will be based on the Committee’s assessment of the Company’s financial performance in the following measures as well as total shareholder return, as disclosed by the Company:

  Total Revenues

  Adjusted Diluted Earnings per Share

  Cash Flow From Operations

     The other 40% of his bonus will be based on the following strategic objectives:

  Research products and pipeline development

  Establishing lower, more flexible cost base and instituting fundamental change within the organization

  Implementing business development strategy to drive additional sources of revenue

  Improving internal and external relationships and engaging collaboratively with patients, customers and business partners

Severance Arrangements and Departure of former Executive Officers

     Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to the Named Executive Officers. Severance benefits payable to Dr. McKinnell were addressed in his employment agreement, discussed below, and he will only receive the benefits provided in accordance with his agreement. The other Named Executive Officers are not covered under employment agreements or a general severance plan and any severance benefits payable to them would be determined by the Compensation Committee in its discretion. Severance benefits upon termination following a change in control are available to the Named Executive Officers under change-in-control severance agreements and are explained in the section headed “Estimated Payments Upon Severance or Change in Control.”

     • Departure of Former Chief Executive Officer

     In January 2001, we entered into an employment agreement with Dr. McKinnell that provided for his employment as Chief Executive Officer of the Company through February 29, 2008. As a result of his termination from service on February 28, 2007, Dr. McKinnell will receive the following payments and benefits all of which are limited to those amounts we are contractually obligated to pay under his employment agreement: (i) severance of $11,941,000, which equals two times the sum of his base salary and his 2005 bonus, (ii) a bonus of $2,158,300, which equals his prior year’s bonus prorated through July 31, 2006, (iii) the value of the benefits he would receive under Pfizer’s Savings Plan, Supplemental Savings Plan, dental plan, life insurance plan, long-term disability plan, vacation and financial counseling programs if his employment with Pfizer had continued for two additional years, of $718,862, (iv) continued ability to exercise all stock options in accordance with their original terms and conditions through the expiration dates of such options, (v) continued health benefits under the Pfizer retiree medical program in accordance with our general retiree benefits, (vi) his pension benefit, which has a lump sum value of $82,305,823, (vii) continued participation in the outstanding Performance-Share Award Program as outlined below (at target these awards are valued at $13,507,757)

(viii) full vesting of outstanding restricted stock and restricted stock unit awards valued at $5,899,321, and (ix) other non-qualified deferred compensation of $79,302,226.

     Items (iv), (v), (vi), (vii), and (ix) are provided under the terms of the respective plans and programs and are not subject to the terms of Dr. McKinnell’s employment agreement.

     Based on agreements with the Company, Dr. McKinnell will continue to be eligible to earn shares of Pfizer common stock with respect to outstanding performance-based share awards held by him following the completion of the applicable performance periods for such awards in accordance with the original terms and conditions of such awards. The number of shares earned will be calculated based on Pfizer’s actual performance relative to our pharmaceutical peer group during each performance period. The actual payout under Dr. McKinnell’s performance-based share awards will be pro-rated for the number of years and months Dr. McKinnell was employed by Pfizer during the applicable performance period. However, two outstanding awards, by their terms, are not subject to proration: the portion of the total award for the January 1, 2004 to December 31, 2008 performance period represented by a target award of 67,000 shares and the total award for the January 1, 2006 to December 31, 2008 performance period. The following table shows the target performance shares Dr. McKinnell may receive following his termination from service including applicable pro-rating. These awards will be determined as shown in the Outstanding Equity Awards table.

Dr. McKinnell’s Outstanding Prorated Performance Shares (2006)

	Total # of	Prorated	Prorated	Potential
Performance	Years in	Performance	Target	Value	Award
Period	Period	Period (Years)	Award	at $25.90	Determination
2003-2007	5	4.1667	165,001	4,273,526	Feb. 2008
2004-2008(1)	5	3.1667	192,421	4,983,704	Feb. 2009
2005-2009	5	2.1667	74,933	1,940,765	Feb. 2010
2006-2008(2)	3	3.0000	89,180	2,309,762	Feb. 2009
			521,535	$13,507,757

(1)	A portion of this award is not subject to proration.
(2)	This award is not subject to proration.

     Dr. McKinnell has agreed to be bound by customary confidentiality and non-competition covenants and to provide reasonable litigation assistance to Pfizer and its counsel following his February 28, 2007 departure date and has executed a release of claims in favor of Pfizer.

     Dr. McKinnell’s and Pfizer’s rights and obligations under his employment agreement (other than Dr. McKinnell’s right to indemnification, which survives) and his change-in-control severance agreement will terminate as a result of the execution of his separation agreement.

     Dr. McKinnell is also entitled to receive the pension benefits and non-qualified deferred compensation described in the Executive Compensation Tables following this section. These amounts were earned by Dr. McKinnell during his 36-year tenure with Pfizer and his rights with respect to these amounts are fully vested in accordance with the terms of Pfizer’s pension, savings and non-qualified deferred compensation plans.

     • Departure of Ms. Katen

     As a result of Ms. Katen’s termination from service on March 31, 2007 she will receive the following severance and other compensation and benefits as determined by the Compensation Committee.

     Ms. Katen will receive $5,541,200 in severance, equal to 13 weeks’ salary plus three additional weeks’ salary for each year of service. Since Ms. Katen is retirement eligible, her outstanding stock options will continue to become exercisable according to the schedule provided in the grant provisions and will be exercisable for the remainder of the option term. She will also be eligible for retiree medical coverage. Currently, Ms. Katen has 2,681,898 options outstanding. Ms. Katen’s restricted stock unit award which was granted in February 2006 will be prorated to approximately 17,600 restricted stock units which will be paid upon termination, valued at $455,840. Ms. Katen’s outstanding performance shares will be prorated and paid out, subject to certain conditions, shortly after completion of each performance period as shown in the table below. The value of these shares at the target level is $6,302,403. Ms. Katen is eligible to receive a lump-sum pension of $40,662,738 which is the lump sum value of the immediately payable benefit on March 31, 2007. This value has been determined using the December 2006 lump-sum interest rate of 4.68%. In addition, Ms. Katen will be paid her non-qualified deferred compensation balances of $27,797,004, in accordance with her elections on file. Ms. Katen will also be eligible to receive a prorated bonus in the amount of $345,750 for her service in 2007 as well as her unused accrued vacation in the amount of $178,125 for 2007.

Ms. Katen’s Outstanding Prorated Performance Shares (2006)

	Total # of	Prorated	Prorated	Potential
Performance	Years in	Performance	Target	Value	Award
Period	Period	Period (Years)	Award	at $25.90	Determination
2003-2007	5	4.2500	102,714	2,660,293	February, 2008
2004-2008	5	3.2500	83,343	2,158,584	February, 2009
2005-2009	5	2.2500	37,500	971,250	February, 2010
2006-2008	3	1.2500	19,779	512,276	February, 2009
			243,336	$6,302,403

     Ms. Katen is entitled to receive the pension benefits and non-qualified deferred compensation indicated in the Executive Compensation Tables following this section, which were earned over her 32 year career with Pfizer. Her rights with respect to these amounts are fully vested in accordance with the terms of Pfizer’s pension, savings and non-qualified deferred compensation plans.

Executive Compensation Tables

     The following table includes information concerning compensation paid to or earned by the Company’s “Named Executive Officers” listed in the table for the one year period ended December 31, 2006.

2006 Summary Compensation Table

							Change in
							Pension
						Non-	Value and
						Equity	Non-Qualified
						Incentive	Deferred
						Plan	Compen-	All Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal		Salary	Bonus(1)	Awards(2)	Awards(3)	sation	Earnings(4)	sation(5)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Kindler	2006	1,103,883	3,300,000	2,736,265	1,971,676	0	422,091	265,318	9,799,234
Chief Executive
Officer
D. Shedlarz	2006	1,008,225	1,263,400	3,181,563	3,255,375	0	1,381,064	185,843	10,275,470
Vice Chairman
J. LaMattina	2006	873,275	718,300	2,451,516	2,235,835	0	652,683	88,058	7,019,667
Senior Vice
President
I. Read	2006	813,450	667,200	1,651,580	1,104,982	0	455,792	86,159	4,779,299
Senior Vice
President
A. Levin	2006	784,575	580,600	2,026,454	1,092,181	0	212,143	70,345	4,766,299
Chief Financial
Officer
H. McKinnell	2006	2,270,500	—	8,315,642	8,448,787	0		383,517	19,418,446
Former CEO
K. Katen	2006	1,220,300	1,383,000	4,616,454	4,061,804	0	17,426,208	287,311	28,995,078
Vice Chairman
until 3/31/07

(1)

The amounts shown in this column constitute the annual cash bonus incentive awards made to the Named Executive Officers under the Annual Cash Incentive Plan. The receipt of these awards may be deferred at the election of the recipient. See related discussion in the “Compensation Discussion and Analysis” section above.

(2)

This column shows the amount we have expensed during 2006 under FAS 123R for all outstanding restricted stock, restricted stock units and performance shares. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables. These award fair values have been determined based on the assumptions set forth in the Company’s 2006 Financial Report (Note 15, Share-Based Payments).

(3)

This item represents the amount we have expensed during 2006 under FAS 123R for outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2006. These award fair values have been determined based on the assumptions set forth in the Company’s 2006 Financial Report (Note 15, Share-Based Payments).

(4)

The Company does not pay “above market” interest on non-qualified deferred compensation, therefore, this column reflects pension accruals only. The pension accrual amounts represent the difference between the December 31, 2005 and December 31, 2006 present value of the age 65 accrued pension, or the current benefit if eligible for an unreduced pension, under the Retirement Plan and Supplemental Retirement Plan, based on the pension plan assumptions for each year as shown in the footnotes to the Pension Benefits table. The amount shown for Ms. Katen reflects the change in her status from “early retirement” under the Retirement Plan (initially deferred to age 65, as required) which carries a reduction of 4% per year (prorated for partial years) on the age 65 annuity, to the “90-combination” of age plus years of service, which makes her eligible to retire without an early retirement reduction. For Dr. McKinnell and Ms. Katen, the values are shown based on the currently payable benefits.

(5)

These amounts represent the sum of the Company’s Savings Plan matching contributions and the incremental cost to the Company of perquisites received by the Named Executive Officers. The Savings Plan matching contributions include Company matching funds under the Pfizer Savings Plan (a tax-qualified retirement savings plan) and under the related Supplemental Savings Plan. These Plans are discussed in more detail in the notes to the Non-Qualified Deferred Compensation Table.

Perquisites

     The following table summarizes the incremental value of perquisites for the Named Executive Officers in 2006, included in column (i) of the Summary Compensation Table.

2006 Incremental Cost of Perquisites Provided to Named Executive Officers

	Aircraft	Financial			Company	Tax
	Usage	Counseling	Car Usage	Security	Apt.	Gross-up	Total
	($)	($)	($)	($)	($)	($)	($)
J. Kindler	122,388	10,000	29,030	2,364	—	6,793	170,575
D. Shedlarz	38,416	7,820	35,762	325	—	9,190	91,513
J. LaMattina	2,732	10,000	—	—	600	—	13,332
I. Read	14,300	5,000	—	—	—	—	19,300
A. Levin	—	4,300	—	—	—	—	4,300
H. McKinnell	33,235	10,000	55,507	2,970	—	13,132	114,844
K. Katen	102,993	10,000	43,264	—	—	7,039	163,296

     • Company Aircraft

     Under the Company’s policy relating to use of corporate aircraft, the members of the Company’s Executive Leadership Team (“ELT”), which consists of the CEO and his six direct reports, are entitled to use the aircraft for business purposes. Prior to the formation of the ELT, the members of the Executive Committee, consisting of Ms. Katen, Mr. Kindler, Dr. McKinnell and Mr. Shedlarz, were permitted to use the aircraft, subject to this policy. Under the policy:

  A spouse/partner is allowed to accompany the ELT member on the aircraft for Pfizer business purposes.

  Approximately 20 hours of air time for personal use of each type of aircraft (fixed wing and helicopter) are generally allowed for use by the ELT member and guests, flying on the same flight.

  Infrequently, non-employee Directors, when traveling on Pfizer business, may be accompanied by family members.

     Dr. McKinnell and Ms. Katen do not have access to the aircraft after their termination dates.

     The amounts shown for the use of the corporate aircraft are based on the incremental cost to the Company, taking into account the following items for the number of flight hours used.

  landing/parking/flight planning services expenses;

  crew travel expenses;

  supplies and catering;

  aircraft fuel and oil expenses per hour of flight;

  aircraft accrual expenses per hour of flight;

  maintenance, parts and external labor (inspections and repairs) per hour of flight;

  any customs, foreign permit and similar fees; and

  passenger ground transportation.

  Tax Reporting—Personal Use of Aircraft

     As a result of the recommendations contained in an independent, third-party security study, the Board of Directors passed a resolution requiring that Mr. Kindler use the Company aircraft for personal travel. Under IRS regulations, if there is an independent, third-party security study, such personal use is valued at two times the Standard Industry Fare Level (SIFL) rates, as published by the IRS for tax reporting purposes. Upon his promotion to CEO, we valued Mr. Kindler’s personal use of Company aircraft at this multiple of the SIFL rate. For all other Named Executive Officers (other than Dr. McKinnell) and for Mr. Kindler prior to August 2006, personal use of an airplane was valued at four times the SIFL rate and helicopter use was valued at three times that rate. The SIFL rate is only used for calculating the taxable income to the executive and is not the basis for the incremental costs of perquisites shown in the table.

     • Car and Driver

     The incremental cost to the Company for personal use of a Company car is calculated as a portion of the annual lease, the driver and the fuel attributable to the personal use. The policy on the use of Company cars for 2006 is outlined below:

  cars and drivers were available to all ELT members for business reasons and to Executive Committee members, prior to formation of the ELT;

  for security reasons, cars and drivers were available to Mr. Kindler (beginning in August 2006) and Dr. McKinnell for personal use and commutation, and available to Mr. Kindler (through July 2006), Mr. Shedlarz and Ms. Katen for commutation;

  a spouse/partner of an ELT member, if unaccompanied by the ELT member, was allowed to use a Company-leased car for Pfizer business purposes only.

     For tax purposes, with respect to the personal use by the CEO and commutation for the other eligible employees, the cost of the cars and fuel were imputed as income and grossed up for all taxes. The gross up for these taxes has been eliminated effective January 1, 2007. Based on the recommendations contained in an independent, third-party security study, the cost of the drivers is not charged as income for tax purposes as permitted under the U.S. tax code.

     • Other Perquisites

     The Company provides a taxable allowance of up to $10,000 to our executive officers for financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual charge for the services.

     The Company does not provide or reimburse for country club memberships for any officers. We do maintain a limited number of memberships that may be used for business purposes. Home security systems were available to the ELT members. The cost of any such systems was imputed as income to the recipients.

     In addition, from time to time the Company makes tickets to cultural and sporting events available to the Named Executive Officers for business purposes. If not utilized for business purposes, they are made available to the Named Executive Officers and other employees for personal use.

2006 Grants of Plan Based Awards Table

     The following Grants of Plan Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to our Named Executive Officers during the year ended December 31, 2006. The Company does not have any non-equity incentive award plans and has therefore omitted the corresponding columns. The compensation plans under which the grants in the following table were made are described in the Compensation Discussion and Analysis section headed “Long-Term Equity Incentive Awards”.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Number of	Number of	or Base	Fair Value
		Equity Incentive Plan Awards(1)			Shares of	Securities	Price of	of Stock
					Stock or	Underlying	Option	and Option
		Threshold	Target	Maximum	Units(2)	Options(3)	Awards	Awards
Name	Grant Date	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)	Closing
(a)	(b)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	Price
J. Kindler	7/31/06					500,000	26.29	2,850,000	25.99
	2/23/06	6,923	27,690	55,380				996,286
					27,690			725,478
						400,000	26.20	2,168,000	26.14
D. Shedlarz	2/23/06	7,913	31,650	63,300				1,138,767
					31,650			829,230
						400,000	26.20	2,168,000	26.14
J. LaMattina	2/23/06	5,768	23,070	46,140				830,058
					23,070			604,434
						300,000	26.20	1,626,000	26.14
I. Read	2/23/06	3,528	14,110	28,220				507,677
					14,110			369,682
						193,000	26.20	1,046,060	26.14
A. Levin	2/23/06	5,768	23,070	46,140				830,058
					23,070			604,434
						285,000	26.20	1,544,700	26.14
H. McKinnell	2/23/06	22,295	89,180	178,360				3,208,696
					89,180			2,336,516
						880,000	26.20	4,769,600	26.14
K. Katen	2/23/06	11,868	47,470	94,940				1,707,970
					47,470			1,243,714
						500,000	26.20	2,710,000	26.14

(1)

Amounts in this column represent the threshold, target and maximum payouts under our Performance Share Award Program for the January 1, 2006 through December 31, 2008 performance period. The FAS 123R value of these awards is $35.98 per share at target.

(2)	The amounts shown in this column represent Restricted Stock Awards granted on February 23, 2006. The FAS123R value of these awards is $26.20 per share.
(3)

Amounts in this column represent stock options granted to the executives during 2006. Mr. Kindler received a stock option grant on July 31, 2006 as a result of his appointment to CEO. This grant was valued under FAS 123R at $5.70 per share. Stock option grants to each of the executives were made on February 23, 2006 with FAS 123R values of $5.42 per share.

Outstanding Equity Awards at Fiscal Year-End 2006

     The following table summarizes the equity awards we have made to our NEOs which are outstanding as of December 31, 2006.

		Option Awards(3)					Stock Awards(3)
										Equity Incentive
				Equity Incentive					Equity Incentive	Plan Awards:
				Plan Awards:				Market	Plan Awards:	Market or
				Number of			Number of	Value of	Number of	Payout Value
		Number of	Number of	Securities			Shares or	Shares or	Unearned	of Unearned
		Securities	Securities	Underlying			Units of	Units of	Shares, Units or	Shares, Units or
		Underlying	Underlying	Unexercised	Option	Option	Stock	Stock	Other Rights	Other Rights
	Grant(1)	Unexercised	Unexercised	Unearned	Exercise	Expiration	That Have	That Have	That Have	That Have
	Date or	Options	Options	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested
	Performance	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Name	Period	Exercisable	Unexercisable
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Kindler(2)	1/2/2002	100,000	50,000		39.65	1/1/2012	4,000	$103,600
	2/27/2003	66,667	133,333		29.33	2/26/2013
	2/26/2004		225,000		37.15	2/25/2014
	3/25/2004						25,119	$650,582
	2/24/2005		261,000		26.20	2/23/2015
	2/23/2006		400,000		26.20	2/22/2016	28,483	$737,709
	7/31/2006		500,000		26.29	7/30/2016
	1/1/2002-12/31/2006								76,680	$1,986,012
	1/1/2003-12/31/2007								73,860	$1,912,974
	1/1/2004-12/31/2008								75,500	$1,955,450
	1/1/2005-12/31/2009								58,330	$1,510,747
	1/1/2006-12/31/2008								27,690	$717,171
D. Shedlarz	8/27/1998	222,162			35.21	8/26/2008
	4/22/1999	225,450			42.07	4/21/2009
	2/24/2000	160,000			32.94	2/23/2010
	2/22/2001	330,000			45.34	2/21/2011
	2/28/2002	133,334	66,666		41.30	2/27/2012
	2/27/2003	75,000	150,000		29.33	2/26/2013
	2/26/2004		275,000		37.15	2/25/2014
	3/25/2004						59,373	$1,537,760
	2/24/2005		301,000		26.20	2/23/2015
	2/23/2006		400,000		26.20	2/22/2016	32,557	$843,226
	1/1/2002-12/31/2006								73,440	$1,902,096
	1/1/2003-12/31/2007								77,100	$1,996,890
	1/1/2004-12/31/2008								77,100	$1,996,890
	1/1/2005-12/31/2009								66,670	$1,726,753
	1/1/2006-12/31/2008								31,650	$819,735
J. LaMattina	8/28/1997	13,800			18.35	8/27/2007
	8/27/1998	81,000			35.21	8/26/2008
	4/22/1999	84,450			42.07	4/21/2009
	2/24/2000	65,000			32.94	2/23/2010
	2/22/2001	250,000			45.34	2/21/2011
	2/28/2002	66,667	33,333		41.30	2/27/2012
	7/1/2002						15,000	$388,500
	2/27/2003	33,334	66,666		29.33	2/26/2013
	2/26/2004		175,000		37.15	2/25/2014
	3/25/2004						32,459	$840,688
	2/24/2005		219,500		26.20	2/23/2015
	2/23/2006		300,000		26.20	2/22/2016	23,731	$614,632
	1/1/2002-12/31/2006								56,040	$1,451,436
	1/1/2003-12/31/2007								62,520	$1,619,268
	1/1/2004-12/31/2008								69,000	$1,787,100
	1/1/2005-12/31/2009								50,000	$1,295,000
	1/1/2006-12/31/2008								23,070	$597,513
I. Read	8/28/1997	72,552			18.35	8/27/2007
	8/27/1998	81,000			35.21	8/26/2008
	4/22/1999	81,450			42.07	4/21/2009
	2/24/2000	60,000			32.94	2/23/2010
	2/22/2001	170,000			45.34	2/21/2011
	2/28/2002	66,667	33,333		41.30	2/27/2012
	2/27/2003	40,000	80,000		29.33	2/26/2013
	2/26/2004		140,000		37.15	2/25/2014
	3/25/2004						30,013	$777,336
	2/24/2005		145,000		26.20	2/23/2015
	2/23/2006		193,000		26.20	2/22/2016	14,514	$375,912
	1/1/2002-12/31/2006								42,600	$1,103,340
	1/1/2003-12/31/2007								42,600	$1,103,340
	1/1/2004-12/31/2008								42,600	$1,103,340
	1/1/2005-12/31/2009								27,480	$711,732
	1/1/2006-12/31/2008								14,110	$365,449

		Option Awards(3)					Stock Awards(3)
										Equity Incentive
				Equity Incentive					Equity Incentive	Plan Awards:
				Plan Awards:				Market	Plan Awards:	Market or
				Number of			Number of	Value of	Number of	Payout Value
		Number of	Number of	Securities			Shares or	Shares or	Unearned	of Unearned
		Securities	Securities	Underlying			Units of	Units of	Shares, Units or	Shares, Units or
		Underlying	Underlying	Unexercised	Option	Option	Stock	Stock	Other Rights	Other Rights
	Grant(1)	Unexercised	Unexercised	Unearned	Exercise	Expiration	That Have	That Have	That Have	That Have
	Date or	Options	Options	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested
	Performance	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Name	Period	Exercisable	Unexercisable
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
A. Levin	8/28/1997	90,000			18.35	8/27/2007
	8/27/1998	99,000			35.21	8/26/2008
	4/22/1999	109,950			42.07	4/21/2009
	2/24/2000	66,000			32.94	2/23/2010
	2/22/2001	183,000			45.34	2/21/2011
	2/28/2002	60,000	30,000		41.30	2/27/2012
	2/27/2003	30,000	60,000		29.33	2/26/2013
	2/26/2004		100,000		37.15	2/25/2014
	3/25/2004						26,913	$697,046
	2/24/2005		192,300		26.20	2/23/2015
	2/23/2006		285,000		26.20	2/22/2016	23,731	$614,632
	1/1/2002-12/31/2006								46,500	$1,204,350
	1/1/2003-12/31/2007								54,000	$1,398,600
	1/1/2004-12/31/2008								61,500	$1,592,850
	1/1/2005-12/31/2009								41,280	$1,069,152
	1/1/2006-12/31/2008								23,070	$597,513
H. McKinnell	8/28/1997	390,000			18.35	8/27/2007
	8/27/1998	390,000			35.21	8/26/2008
	4/22/1999	405,450			42.07	4/21/2009
	2/24/2000	330,000			32.94	2/23/2010
	2/22/2001	800,000			45.34	2/21/2011
	2/28/2002	600,000	300,000		41.30	2/27/2012
	2/27/2003	333,334	666,666		29.33	2/26/2013
	2/26/2004		525,000		37.15	2/25/2014
	3/25/2004						136,037	$3,523,358
	2/24/2005		880,000		26.20	2/23/2015
	2/23/2006		880,000		26.20	2/22/2016	91,736	$2,375,962
	1/1/2002-12/31/2006								198,000	$5,128,200
	1/1/2003-12/31/2007								198,000	$5,128,200
	1/1/2004-12/31/2008								265,000	$6,863,500
	1/1/2005-12/31/2009								172,920	$4,478,628
	1/1/2006-12/31/2008								89,180	$2,309,762
K. Katen	8/28/1997	5,448			18.35	8/27/2007
	8/27/1998	210,000			35.21	8/26/2008
	4/22/1999	225,450			42.07	4/21/2009
	2/24/2000	165,000			32.94	2/23/2010
	2/22/2001	330,000			45.34	2/21/2011
	2/28/2002	166,667	83,333		41.30	2/27/2012
	2/27/2003	91,667	183,333		29.33	2/26/2013
	2/26/2004		350,000		37.15	2/25/2014
	3/25/2004						73,727	$1,909,529
	2/24/2005		371,000		26.20	2/23/2015
	2/23/2006		500,000		26.20	2/22/2016	48,830	$1,264,697
	1/1/2002-12/31/2006								111,120	$2,878,008
	1/1/2003-12/31/2007								120,840	$3,129,756
	1/1/2004-12/31/2008								128,220	$3,320,898
	1/1/2005-12/31/2009								83,330	$2,158,247
	1/1/2006-12/31/2008								47,470	$1,229,473

(1)

For better understanding of this table, we have included an additional column showing the grant date of the stock options and restricted stock units and the associated performance period for the performance share awards.

(2)	Mr. Kindler received a special performance-based stock option grant in July, 2006. Details of this award are discussed in the “Compensation Discussion and Analysis” section.

(3) Stock options become exercisable in accordance with the vesting schedule below.

Grant Date	Vesting
8/28/1997	1/5 per year beginning on the anniversary of the grant
8/27/1998	1/5 per year beginning on the anniversary of the grant
4/22/1999	1/5 per year beginning on the anniversary of the grant
4/22/1999	450 options - full vesting after 3 years
2/24/2000	1/5 per year beginning on the anniversary of the grant
2/22/2001	1/5 per year beginning on the anniversary of the grant
1/2/2002	1/3 per year in years 3, 4 and 5
2/28/2002	1/3 per year in years 3, 4 and 5
2/27/2003	1/3 per year in years 3, 4 and 5
2/26/2004	1/3 per year in years 3, 4 and 5
2/25/2005	1/3 per year in years 3, 4 and 5
2/23/2006	Full vesting after 3 years
7/31/2006	The later of 5-years or attainment of 150% of the grant price for 20 straight days

Restricted Stock and Restricted Stock Units Vest in accordance with the schedule below.

Grant Date	Vesting	Type of Award
1/2/2002	1/5 per year	Restricted stock
7/1/2002	5-year cliff vesting	Restricted stock
3/25/2004	3-year cliff vesting	Restricted stock
2/23/2006	3-year cliff vesting	Restricted stock units

2006 Option Exercises and Stock Vested Table

     The following Option Exercises and Stock Vested table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock award vesting during the year ended December 31, 2006.

	Option Awards		Restricted Stock Units			Performance Shares(3)
	Number of	Value	Number	Number of	Total	Number	Number	Total
	Shares	Realized	of Shares	Withheld	Value	of Shares	of Shares	Value
	Acquired	on	Acquired	Shares	Realized	Acquired	Withheld	Realized
	on Exercise	Exercise	on Vesting	Sold to	on Vesting	on Vesting	to Cover	on Vesting
Name	(#)	($)	(#)	Cover Taxes	($)	(#)	Taxes	($)
J. Kindler			13,120	4,594	$335,454	76,680	(1)	$1,983,712
D. Shedlarz			9,555	3,243	$253,641	73,440	31,240	$1,899,893
J. LaMattina			7,299	2,303	$193,755	56,040	19,974	$1,449,755
I. Read	51,948	$716,358	7,173	2,432	$190,410	42,600	(2)	$1,102,062
A. Levin	35,718	$498,690	6,486	2,202	$172,174	46,500	18,362	$1,202,955
H. McKinnell	351,948	$4,845,937	—	—		198,000	(2)	$5,122,260
K. Katen	342,552	$3,688,730	11,972	4,063	$317,802	111,120	49,257	$2,874,674

(1)	These shares were paid as restricted stock units that will only vest when the Company's three-year total shareholder return exceeds the median of our pharmaceutical peer group.
(2)	Receipt of these shares was deferred in accordance with the executive’s elections on file.
(3)	The performance shares in the above table have been determined pursuant to the 2002-2006 performance period and were paid on February 22, 2007.

2006 Non-Qualified Deferred Compensation Table

     The following Non-Qualified Deferred Compensation Table summarizes our Named Executive Officers’ compensation under our non-qualified supplemental retirement plan. The amounts shown also include amounts previously earned by the executives and voluntarily deferred as salary or under our Annual Cash Incentive Plan (“AIP”) or Performance-Contingent Share Award Program (“PCSA”).

		Executive	Pfizer	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name		($)	($)	($)	($)	($)
(a)	Plan(1)	(b)	(c)	(d)	(e)	(f)
J. Kindler	Supplemental Savings Plan	$113,124	$84,843	$97,575	$—	$794,138
	Deferred AIP	$—	$—	$53,691	$—	$948,555
	Deferred PCSA	$1,043,808	$—	$154,503	$—	$2,061,369
	Total:	$1,156,932	$84,843	$305,769	$—	$3,804,062
D. Shedlarz	Supplemental Savings Plan	$281,433	$84,430	$346,717	$—	$4,831,229
	Deferred AIP	$—	$—	$—	$—	$—
	Deferred PCSA	$2,321,844	$—	$1,618,456	$—	$14,074,731
	Total:	$2,603,277	$84,430	$1,965,173	$—	$18,905,960
J. LaMattina	Supplemental Savings Plan	$144,057	$64,825	$144,434	$—	$1,273,289
	Deferred AIP	$708,570	$—	$198,807	$—	$3,650,569
	Deferred PCSA	$1,634,094	$—	$792,799	$—	$7,328,147
	Total:	$2,486,721	$64,825	$1,136,040	$—	$12,252,005
I. Read	Supplemental Savings Plan	$75,944	$56,958	$83,157	$—	$745,698
	Deferred AIP	$631,962	$—	$252,207	$—	$4,579,024
	Deferred PCSA	$1,276,464	$—	$183,150	$—	$2,477,720
	Total:	$1,984,370	$56,958	$518,514	$—	$7,802,442
A. Levin	Supplemental Savings Plan	$249,534	$56,145	$156,774	$—	$1,445,716
	Deferred AIP	$—	$—	$—	$—
	Deferred PCSA	$—	$—	$638,983	$—	$4,756,571
	Total:	$249,534	$56,145	$795,757	$—	$6,202,287
H. McKinnell	Supplemental Savings Plan	$862,574	$258,772	$2,269,285	$—	$13,555,163
	Deferred AIP	$3,145,000	$—	$1,265,686	$—	$22,974,439
	Deferred PCSA	$5,502,000	$—	$5,100,681	$—	$42,772,624
	Total:	$9,509,574	$258,772	$8,635,652	$—	$79,302,226
K. Katen	Supplemental Savings Plan	$152,153	$114,115	$173,629	$—	$2,455,929
	Deferred AIP	$—	$—	$132,276	$—	$2,336,923
	Deferred PCSA	$3,334,212	$—	$1,893,259	$—	$17,004,152
	Total:	$3,486,365	$114,115	$2,199,164	$—	$21,797,004

(1)

The Supplemental Savings Plan contributions were based on the executives’ deferral election and the salary shown in the 2006 Summary Compensation Table, as well as bonuses paid in 2006, previously reported.

     • Pfizer Savings Plans

     The Company provides the tax qualified Pfizer Savings Plan (the Savings Plan) to U.S. based employees of the Company and the Supplemental Savings Plan to employees who meet the eligibility requirements. These plans are described below.

     The Savings Plan is a tax-qualified retirement savings plan, in which participating employees may contribute up to 20 percent of “regular earnings” on a before-tax basis and 15 percent of regular earnings on an after-tax basis, into their Savings Plan accounts. “Regular earnings” for this plan includes both salary and bonus. Total combined before-tax and after-tax contributions may not exceed 20 percent of regular earnings. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first three percent of their regular earnings and fifty cents for each additional dollar contributed on the next three percent of their regular earnings. Our matching contributions generally are invested in our common stock. Effective March 1, 2007 all plan participants have the ability to diversify some or all of the matching contribution investments.

     Pursuant to IRS rules, effective for 2007, the Savings Plan limits the “additions” that can be made to a participating employee’s account to $45,000 per year. “Additions” include our matching contributions, before-tax contributions, and employee after-tax contributions.

     Currently, legislation limits the amounts that may be allocated to tax-qualified savings plans and the amount of compensation that that can be taken account in computing benefits under the Savings Plan. The 2007 maximum before-tax contribution is $15,500 per year (or $20,500 per year for certain participants age 50 and over). In addition, no more than $225,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

     The Pfizer Supplemental Savings Plan (“Supplemental Savings Plan”) is intended to pay, out of general assets of the Company, an amount substantially equal to the difference between the amount that would have been allocated to an employee’s account as before-tax contributions, our matching contributions and the amount actually allocated under the Savings Plan if the legislative limits described above did not exist. Participants can elect to defer up to 20% of eligible wages on a before-tax basis. Participants can elect to receive payments in one to fifteen annual installments following termination from service which are generally made beginning in the January following the termination from service. In certain circumstances, we fund trusts established to secure our obligations to make payments under the Supplemental Savings Plan.

     Amounts deferred, if any, under the Supplemental Savings Plan by the Named Executive Officers are included in the “Salary” and “Bonus” columns of the Summary Compensation Table. In the Non-Qualified Deferred Compensation table, the supplemental savings plan values are shown under the Supplemental Savings Plan line for each Named Executive Officer. Executive Contributions reflect the percent of salary and bonus the executive elected to defer under the Supplemental Savings Plan. This matching contribution is shown in the Pfizer Contributions column of the table above. For the Named Executive Officers, the Company’s matching contributions under the Savings Plan and the Supplemental Savings Plan are shown in the “All Other Compensation” column of the Summary Compensation Table. The Aggregate Earnings column in the table above represents the amount the supplemental savings plan balance has changed in the past fiscal year, net of employee and employer contributions.

     • Deferral of Performance Shares and Other Awards

     The Company also provides the opportunity to defer as shares, earned performance share awards under the Performance-Contingent Share Award Program and the performance share program. Dividends are paid on deferred shares and reinvested in additional shares.

     Restricted stock units are typically not eligible for deferral, however, restricted stock units which are payable to Named Executive Officers after January 1, 2006 will automatically be deferred until the earlier of retirement or the date the executive is no longer subject to Section 162(m) of the Internal Revenue Code.

     About 100 U.S. based employees, including the Named Executive Officers, have the opportunity to defer receipt of their annual cash incentive awards until a later date or retirement. Such deferred bonuses may be invested under the Pfizer Inc. Deferred Compensation Plan in either a Pfizer unit fund (shares plus reinvested dividends) or a fund earning 120% of the federal long-term rate. The rate for December 2006 was 5.74%, which is not considered an “above market” interest rate by the SEC. An election to defer an award must be made prior to the start of the performance year. Participants can elect to receive payments in one to fifteen annual installments.

     Deferrals into this program are made at the election of the executive and amounts deferred are calculated after the Savings Plan and Supplemental Savings Plan contributions have been deducted from the bonus. No matching contributions are payable under this deferral program. The Aggregate Earnings column in the table above includes the change in value of these deferred amounts in the past fiscal year, not taking into account the Named Executive Officer’s contribution.

     The Company also provides the opportunity to defer performance share awards which are earned under its performance based equity award programs, as shares with reinvested dividends. This deferral opportunity is available to about 100 U.S. based executives who participate in the executive long-term incentive program. Participants can elect to receive payments in one to fifteen annual installments following termination from service.

     Executive Contributions are made at the election of the executive and represent the value of the deferred shares on the date of grant at $26.20. No matching contributions are payable under this deferral program. The Aggregate Earnings column in the table above includes the amount the balance has changed through both stock price movements and dividend reinvestment, net of the Named Executive Officer’s contribution during 2006.

2006 Pension Benefits Table

The following Pension Benefits table shows the present value of accumulated benefits payable to each of our Named Executive Officers under our Pfizer Retirement Annuity Plan (qualified plan) and the Pfizer Nonfunded Supplemental Retirement Plan (non-qualified plan).

		Number	Age 65		Payments
		of	Single-	Present	During	Immediate
		Years	Life	Value of	Last	Annuity
		Credited	Annuity	Accumulated	Fiscal	Payable on	Lump
		Service	Payment	Benefit	Year	December 31,	Sum
Name	Plan Name	(#)	($)	($)(1)	($)	2006(2)	Value(3)
J. Kindler	Qualified Plan	5	16,295	85,435	0	N/A	N/A
	Supplemental Plan		178,279	934,717	0	N/A	N/A
D. Shedlarz	Qualified Plan	30	98,462	764,164	0	73,847	1,033,556
	Supplemental Plan		2,328,094	18,068,338		1,746,071	24,438,003
J. LaMattina	Qualified Plan	29	95,898	670,931	0	64,891	942,282
	Supplemental Plan		1,207,237	8,446,192		816,897	11,862,162
I. Read	Qualified Plan	28	94,992	552,872	0	N/A	N/A
	Supplemental Plan		1,023,826	5,958,872		N/A	N/A
A. Levin	Qualified Plan	19	64,424	233,099	0	N/A	N/A
	Supplemental Plan		719,003	2,601,497		N/A	N/A
H. McKinnell	Qualified Plan	35	114,792	1,332,081	0	114,792	1,421,584
	Supplemental Plan		6,531,350	75,791,745		6,531,350	80,884,239
K. Katen	Qualified Plan	32	106,569	1,414,874	0	107,389	1,508,171
	Supplemental Plan		2,766,710	36,732,502		2,787,993	39,154,567

(1)	The present value of these benefits is shown based on the assumptions used in determinining our annual pension expense, as shown below in the table headed “Pension Plan Assumptions.”
(2)

If Mr. Shedlarz and Dr. LaMattina retired on December 31, 2006 and elected to receive their pension at that time, these are the amounts that would be payable. Messrs. Kindler, Levin and Read are not eligible to receive an immediate benefit under the plans so no values are shown. The annuities for Dr. McKinnell and Ms. Katen are based on their termination dates of February 28, 2007 and March 31, 2007, respectively.

(3)	These reflect the values of the annuities shown in the previous column if paid as a lump sum benefit on the executive's retirement dates as indicated above.

     • Pfizer Retirement Annuity Plan

     The Company’s Retirement Annuity Plan (“Retirement Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Benefits under the Retirement Plan are based upon the employee’s years of service and the employee’s highest average earnings for a five calendar-year period with us and are payable after retirement in the form of an annuity or a lump sum. Compensation covered by the Retirement Plan and its related Pfizer Nonfunded Supplemental Retirement Plan (“Supplemental Retirement Plan”) for the Named Executive Officers equals the amounts set forth in the 2006 “Salary,” and “Bonus” columns of the Summary Compensation Table, as well as restricted stock awards granted on or prior to April 26, 2001 and any performance based share awards granted for performance periods beginning before January 1, 2001. After the payment of the awards for the five year period ending on December 31, 2004, no further performance based share awards are included in the determination of pensions under the Retirement Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 2007, the annual limitation is $225,000.

     Benefits under our Retirement Plan are calculated as an annuity equal to the greater of:

  1.4 percent of the participant’s highest final average earnings multiplied by years of service; or

  1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service.

     Years of service under these formulas cannot exceed 35. Contributions to the

Retirement Plan are made entirely by us and are paid into a trust fund from which the benefits of participants will be paid.

     The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $180,000, payable at age 65 in accordance with IRS requirements. We also have an unfunded supplemental plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable to the executive under the Retirement Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Retirement Plan. In certain circumstances, we fund trusts established to secure obligations to make payments under the supplemental plan.

     As required, the present value of accumulated benefits has been computed based on the 12/31/06 assumptions in the following table which were used in our year-end pension footnote disclosures:

Pension Plan Assumptions(1)

Assumptions as of	12/31/2005	12/31/2006
Discount Rate	5.80%	5.90%
Lump Sum Interest Rate	5.05%	5.15%
Percent Electing Lump Sum	70%	70%
Mortality Table for Lump Sums	GATT 2003	GATT 2003
Mortality Table for Annuities	RP 2000 projected to 2005	RP 2000 combined collar
	(sex distinct)	projected to 2006 (sex distinct)

     (1)      These assumptions are also used to determine the change in pension value in the Summary Compensation Table.

     We have included an additional column labeled “Age 65 Single-Life Annuity Payment” in the Pension Benefits Table. The amount listed in this column represents the amount payable to the executive upon attaining age 65. We have also added a column showing the immediately payable pension benefit as well as a column showing the lump sum value of that benefit for those Named Executive Officers who meet the retirement criteria under the Plans.

     • Early Retirement Provisions

     Under the Retirement Plan and Supplemental Retirement Plan, the normal retirement age is 65. If a participant terminates employment with an age and years of service combination greater than or equal to 90, the employee is entitled to receive either an annuity or a lump sum that is not reduced under the terms of the plan for early payment. If an employee retires on or after age 55 with 10 or more years of service, that participant may elect to receive either an early retirement annuity payment reduced by 4% per year (prorated for partial years) for each year between benefit commencement and age 65, or a lump sum payment. If an employee does not satisfy any of the above criteria, and has five years of vesting service under the plan, that participant may elect to receive an annuity starting on or after age 55 which is reduced 6% per year for each year (pro-rated for partial years) prior to age 65, and a lump sum payment is not available.

     • Board Policy on Pension Benefits for Executives

     The Board will seek shareholder approval prior to the payment of amounts to any senior executive from the Company’s defined benefit pension plans if his or her benefit, computed as a single life annuity, will exceed 100% of the senior executive’s final average salary, as calculated at the discretion of the Company’s Compensation Committee. This policy will apply prospectively, for all benefit accruals after January 1, 2006. For purposes of this policy, “final average salary” means the average of the highest five calendar years’ earnings, where earnings includes salary earned during the year and annual cash incentives (or bonus) earned for the year.

Potential Payments Upon Termination or Change-in-Control

     The Named Executive Officers are not entitled to any benefits upon death or disability beyond what is available to all of our employees, as described below.

  Payments Made Upon Disability

  Under our flexible benefits program, all of our eligible employees, including the Named Executive Officers, have the ability to purchase long-term disability coverage up to 70% of pay with a $350,000 annual benefit limit. If the employee is vested in our pension plan, benefits continue to accrue while receiving disability benefits and medical coverage is continued. Deferred compensation is payable in accordance with the executive’s election on file. Performance share awards are prorated and paid out at target, restricted stock units are paid in full and stock options vest and become exercisable while in receipt of disability benefits or for the full term if the executive is eligible for retiree treatment of the option.

  Payments Made Upon Death

  Under our flexible benefits program, all of our eligible employees, including the Named Executive Officers, have the ability to purchase up to $1,650,000 in life insurance benefits with up to two times pay with a maximum of $250,000 in coverage paid by the Company. The spouse’s pension benefit and deferred compensation are also payable in accordance with the plans and the executive’s election on file. Performance share awards are prorated and paid out at target, restricted stock units are paid in full and stock options vest and become exercisable for up to two years or for the full term if the executive is eligible for retiree treatment of the option.

Estimated Payments Upon Severance or Change-in-Control

     Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to the Named Executive Officers. Specific severance arrangements for Dr. McKinnell and Ms. Katen are discussed in the section headed “Severance Arrangements and Departure of former Executive Officers” in the Compensation Discussion and Analysis section of this Proxy Statement. The other Named Executive Officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation Committee in its discretion.

     We have entered into change-in-control severance agreements with most of our elected corporate officers including each of the Named Executive Officers. The agreements continue through September 30 of each year and provide that they are to be automatically extended in one-year increments unless the Company gives prior notice of termination. These agreements are intended to provide for continuity of management in the event of a change in control and provide that covered executive officers could be entitled to certain severance benefits upon their termination following a change in control of the Company (as defined below). If, following a change in control, the executive officer is terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the sum of the executive officer’s (a) base salary in effect at the time of termination and (b) the higher of the (x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs. The severance payment generally would be made in the form of an undiscounted lump sum.

     In addition, in the event of such a termination following a change in control, each covered elected officer, other than the Named Executive Officers, would receive a payout of all outstanding performance based share awards that had been granted prior to the date of termination at the maximum amounts that could have been earned pursuant to the awards, along with all shares earned but deferred in accordance with the deferral features of Pfizer’s long term incentive compensation plans. Named Executive Officers would receive the payout of all performance based share awards at the target amounts as well as all previously deferred shares. The covered elected officers also would receive a benefit payable from Pfizer’s general funds, calculated using the benefit provisions of the Company’s Retirement Plan and Supplemental Retirement Plan, with the following additional features:

  The executive officer would receive credit for an additional three years of service and compensation for purposes of calculating such benefit;

  The benefit would commence at age 55 (or upon the date of termination, if the executive officer is then over age 55) and for this purpose, three years would be added to the executive officer’s age;

  Such benefit would be further determined without any reduction as a result of its receipt prior to age 65; and

  Such benefit would be offset by any amounts otherwise payable under our Retirement Plan and Supplemental Retirement Plan.

     The executive officer would also become vested in all other benefits available to our retirees. All restrictions on restricted stock awarded to such executive officer would lapse and all unvested options granted to such executive officer would vest and become exercisable for the remainder of their terms.

     If a change in control occurs, the agreements remain effective for a period of four years from the end of the then existing term. Under the Change-in-Control Agreements, a change in control would include any of the following events:

  any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of our voting securities;

  a majority of our Directors are replaced in certain circumstances during a two-year period; or

  shareholders approve certain mergers, or a liquidation or sale of our assets.

     In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will “gross up”, on an after-tax basis, the executive officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest.

     Under the individual Change-in-Control Agreements with the Named Executive Officers, each Named Executive Officer would be entitled to receive the estimated benefits indicated in the table below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur.

     The Table reflects the amount that could be payable under the various arrangements assuming that the change of control occurred at December 31, 2006, including an estimated gross-up amount for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax referred to above.

Estimated Termination Payments

     The following tables show potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2006 termination date and using the closing price of our common stock as of December 31, 2006 ($25.90) . The covered employees would also be eligible to receive their accrued pension benefits as well as deferred compensation as previously discussed. The intrinsic value of the unexercisable stock options as of December 31, 2006 was $0 because the exercise price was higher than the closing price of our stock on December 31, 2006.

Estimated Benefits Upon Termination Following a Change in Control

     This table shows amounts that would be payable under existing change-in-control severance agreements.

				Early	Early
		Pension		Vesting of	Vesting of		Estimated
	Severance	Enhance-	Perf. Shares	Stock	Restricted		Tax
Name	Amount(1)	ment (2)	at Target(3)	Options(4)	Stock(5)	Other(6)	Gross Up(7)	Total
J. Kindler	$13,903,500	$ 3,435,069	$6,096,342	0	1,491,892	148,300	$7,351,267	$32,426,370
D. Shedlarz	6,817,200	15,820,951	6,540,268	0	2,380,987	—	8,069,632	39,629,038
J. LaMattina	4,794,465	10,175,204	5,298,881	0	1,843,821	—	6,578,831	28,691,202
I. Read	4,611,178	11,077,540	3,283,861	0	1,153,249	128,500	4,930,819	25,185,147
A. Levin	4,116,333	6,288,056	4,658,115	0	1,311,680	161,200	3,722,255	20,257,639

(1)

This amount represents the 2.99 times the sum of the executive officer’s (a) base salary in effect at the time of termination and (b) the higher of the (x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs. These amounts are based on the 2006 salary and bonus paid in 2007 for 2006 performance.

(2)	This amount represents the present value of an additional three years of service and elimination of the early retirement reduction under the pension plan.
(3)	This amount represents the payout of all outstanding performance-share awards at the target payout level based on the Company’s closing stock price on December 31, 2006 ($25.90).
(4)	The intrinsic value of the unexercisable options as of December 31, 2006 was $0 because the exercise price of each option was higher than the stock price.
(5)	These awards would become vested and the value on December 31, 2006 is shown at $25.90 per share.
(6)	This amount represents the present value of post-retirement medical coverage for Mr. Kindler, Mr. Levin and Mr. Read, since they do not currently meet the requirement for coverage.
(7)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each individual’s average five-year W-2 earnings times 2.99.

Estimated Separation Payments Upon Termination Due to Restructuring

     Our executive officers do not have written severance agreements other than the change-in-control agreements discussed above. The estimates in the table below are based on the severance benefits currently available to U.S. employees as the result of a restructuring event.

						Medical/
						Dental
				Restricted	Pension	Coverage			Performance For Cause
	Severance	Stock	Performance	Stock/	Enhance-	Continu-	Vacation		Severance	Severance
	Pay(1)	Options(2)	Shares(3)	RSU’s(4)	ment(5)	ation(6)	Payout	Total	Pay	Pay
J. Kindler	$1,265,385	$0	$5,141,927	$ 959,101	$ 0	$ 19,000	$155,769	$ 7,541,182	$ 406,731	$0
D. Shedlarz	$4,192,013	$0	$5,262,310	$1,771,990	$8,490,519	$ 0	$234,600	$19,951,432	$1,383,847	$0
J. LaMattina	$3,254,678	$0	$4,178,861	$1,399,919	$6,118,380	$ 0	$170,231	$15,122,070	$1,074,171	$0
I. Read	$2,940,115	$0	$2,833,857	$ 881,757	$3,143,879	$128,500	$151,404	$10,079,511	$ 970,120	$0
A. Levin	$2,052,020	$0	$3,587,202	$ 867,778	$ 0	$ 14,000	$122,477	$ 6,643,477	$ 674,525	$0

(1)

Estimated severance benefit is based on the same formula used in determining all other U.S. employee severance pay upon termination due to job loss under a restructuring event. This severance amount may be adjusted at the sole and absolute discretion of the Compensation Committee.

(2)	The intrinsic value of the unexercisable stock options as of December 31, 2006 was $0, because the exercise price of each option was higher than the stock price.
(3)	Performance shares are typically prorated for service and paid in the first quarter after the performance period.

(4)	Vesting for outstanding restricted stock awards is accelerated. Restricted stock unit awards are prorated for service and paid upon termination.
(5)

Under the current restructuring program, five year credit is added to either age or service or a combination of both to attain the next plan milestone. Mr. Kindler and Mr. Levin do not benefit from this enhancement. Mr. Shedlarz and Dr. LaMattina gain eligibility for an unreduced pension, while Mr. Read gains eligibility for the early retirement benefit under our retirement plans.

(6)

Mr. Kindler and Mr. Levin would receive one year of coverage at our active rates. Mr. Shedlarz and Dr. LaMattina have already attained coverage under our retiree programs while Mr. Read would attain coverage under the program.

     The above benefits are in addition to the retirement and deferred compensation benefits all affected employees would typically receive, as shown for the Named Executive Officers in the 2006 Non-Qualified Deferred Compensation Table and the 2006 Pension Benefits Table.

     There is a gain recapture clause on all stock-based awards, which allows the Company to cancel any outstanding awards and recapture prior gains within one year of the triggering event if an employee assumes employment with a competitor or engages in other activities harmful to the Company.

Equity Compensation Plan Information

     This table provides certain information as of December 31, 2006 with respect to our equity compensation plans:

			(c)
			Number of securities
			remaining available for
	(a)	(b)	future issuance under
	Number of securities	Weighted-average	equity compensation
	to be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))
Equity compensation
plans approved by
security holders	518,019,861 (1)	$34.71	285,731,117 (2)

Equity compensation
plans not approved
by security holders	0	N/A	0

Total	518,019,861	$34.71	285,731,117

(1)	This amount includes the following:
	•	485,009,526 shares issuable upon the exercise of outstanding stock options.
•

3,773,834 and 9,630,984, respectively, issuable pursuant to outstanding share awards that have been granted under the Pfizer Inc. 2004 Stock Plan and the Pfizer Inc. 2001 Performance-Contingent Share Award Plan, but not yet earned as of December 31, 2006. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined by a non-discretionary formula that measures our performance, in terms of total shareholder return and diluted earnings-per-share growth, over the applicable performance period relative to the performance of the industry peer group. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•

19,605,517 shares of restricted stock units, issuable pursuant to the 2004 Stock Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(2)

This amount represents the number of shares available (285,731,117) for issuance pursuant to stock options and awards that could be granted in the future under the Pfizer Inc. 2004 Stock Plan. In accordance with plan provisions, any option granted under the Plan will reduce the available number of shares on a one-to-one basis and any whole share award granted will reduce the available number of shares on a three-to-one basis.

     On April 16, 2003, Pfizer acquired Pharmacia Corporation and assumed various stock-based plans. No subsequent grants will be made from any of these plans. As of December 31, 2006, under the Pharmacia 2001 Long-Term Incentive Plan, 38,063,028 shares were issuable upon the exercise of outstanding stock options, including 4,480,598 outstanding reload options, at a weighted average exercise price of $31.38. The reload obligations will be satisfied under this plan from the 33,591,501 shares available. In addition, under the other assumed Pharmacia plans, as of December 31, 2006, there were 42,003,728 shares issuable upon the exercise of outstanding stock options, and those options had a weighted average exercise price per share of $31.66. Information regarding these various options is not included in the above table.

     On June 19, 2000, Pfizer acquired Warner-Lambert Company and assumed stock options outstanding under various Warner-Lambert plans pursuant to which no subsequent awards have been or will be made. As of December 31, 2006, there were 19,713,423 shares issuable upon the exercise of stock options under these plans, and those options had a weighted average exercise price per share of $25.27. In addition, 399,811 shares were issuable pursuant to the Warner-Lambert 1996 Stock Plan in settlement of Warner-Lambert Directors’ compensation that had been deferred by certain former Warner-Lambert Directors prior to Pfizer’s acquisition of Warner-Lambert. Information regarding those options and shares is not included in the above table.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

     Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2008 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 235 East 42nd Street, New York, NY 10017-5755 by November 16, 2007. The proposal should be sent to the attention of the Secretary of the Company.

     Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2008 Annual Meeting no later than:

  60 days in advance of the 2008 Annual Meeting if it is being held within 30 days preceding the anniversary of the date of this year’s Meeting (April 26, 2007) or

  90 days in advance of the 2008 Annual Meeting if it is being held on or after the anniversary of the date of this year’s Meeting.

     For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

     Our Annual Meeting of Shareholders is generally held on the fourth Thursday of April. Assuming that our 2008 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 24, 2008. If we do not receive notice by that date, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

     The nomination must contain the following information about the nominee:

  name;

  age;

  business and residence addresses;

  principal occupation or employment;

  the number of shares of common stock beneficially owned by the nominee;

  the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a Director; and

  a signed consent of the nominee to serve as a Director of the Company, if elected.

     Notice of a proposed item of business must include:

  a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

  the shareholder’s name and address as they appear on our records;

  the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate); and

  any material interest of the shareholder in such business.

     The Board is not aware of any matters that are expected to come before the 2007 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the Proxy Committee appointed by the Board of Directors intends to vote the proxies in accordance with their best judgment.

     The chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

     Whether or not you plan to attend the Meeting, please vote by telephone, on the Internet, or by mail.

     If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

By order of the Board of Directors,

Margaret M. Foran
Senior Vice President—Corporate Governance,
Associate General Counsel and Corporate
Secretary

ANNEX 1

Director Qualification Standards

Determination of Independence

     To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. These determinations will be made public annually prior to the directors standing for election to the Board. Except as otherwise noted below, the “Company” includes Pfizer Inc. and its consolidated subsidiaries. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	In no event will a director be considered “independent” if:

	(i)	the director is, or has been within the last three years, an employee of the Company; or

	(ii)	an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; or

(iii)

the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company); or

(iv)

(A) the director or an immediate family member of the director is a current partner of the firm that is the Company’s independent registered public accounting firm; or (B) the director is a current employee of such firm; or (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; or

(v)

an executive officer of the Company serves or served on the compensation committee of the board of directors of a company that, at the same time within the last three years, employs or employed either the director or an immediate family member of the director as an executive officer.

2.

Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company other than as directors, and may not be affiliated persons of the Company. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other in-kind consideration ordinarily available to directors, and fixed amounts of compensation for prior service with the Company.

3.

No director, or immediate family member of a director, may serve as a paid consultant or advisor to the Company or to any executive officer of the Company, or may have a personal services contract with the Company or with any executive officer of the Company.

4.

The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is a current employee, or an immediate family member of a director of the Company is a current executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company in

i

any of the last three fiscal years were less than one percent of the annual revenues of the company the director or the director’s immediate family member serves as an executive officer or employee, as applicable; or (ii) if a director or an immediate family member of a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer.

5.

The following not-for-profit relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a director’s spouse, serves as an executive officer of a not-for-profit organization, and the Company’s, or the Pfizer Foundation’s discretionary charitable contributions to the organization, in the aggregate, are less than two percent (or $1,000,000, whichever is greater) of that organization’s latest publicly available total revenues.

6.

Annually, the Board will review all commercial and charitable relationships of directors to determine whether directors meet the categorical independence tests described in paragraphs 4 and 5. The Board may determine that a director who has a relationship that exceeds the limits described in paragraph 4 (to the extent that any such relationship would not constitute a bar to independence under the New York Stock Exchange listing standards) or paragraph 5, is nonetheless independent. The Company will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 4 or 5.

7.	The Company will not make any personal loans or extensions of credit to directors or executive officers.

8.

To help maintain the independence of the Board, all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

ANNEX 2

Charter
Audit Committee

Status

     The Audit Committee is a committee of the Board of Directors.

Membership

     The Audit Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with New York Stock Exchange listing standards. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with New York Stock Exchange listing standards.

Purpose

     The Audit Committee shall represent and assist the Board of Directors with the oversight of: (a) the integrity of the Company’s financial statements and internal controls, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function and the independent registered public accounting firm. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Responsibilities

1.

Select and retain (subject to approval by the Company’s stockholders), evaluate and terminate when appropriate, the independent registered public accounting firm, set the independent registered public accounting firm’s compensation, oversee the work of the independent registered public accounting firm and pre-approve all audit services to be provided by the independent registered public accounting firm.

2.

Pre-approve all permitted non-audit services to be performed by the independent registered public accounting firm and establish policies and procedures for the engagement of the independent registered public accounting firm to provide permitted audit and non-audit services.

3.

At least annually, receive and review: (a) a report by the independent registered public accounting firm describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board (PCAOB) review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent registered public accounting firm.

4.

At least annually, consider the independence of the independent registered public accounting firm, including whether the provision by the independent registered public accounting firm of permitted non-audit services is compatible with independence, and obtain and review a report from the independent registered public accounting firm describing all relationships between the firm and the Company.

5.	Review with the independent registered public accounting firm:

	(a)	the scope and results of the audit;

	(b)	any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and

	(c)	any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company or its subsidiaries.

6.

Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the Company’s Internal Audit Department, procedures for implementing accepted recommendations made by the independent registered public accounting firm, and any significant matters contained in reports from the Internal Audit Department.

7.

Review with the independent registered public accounting firm, the Company’s Internal Audit Department, and management: (a) the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent registered public accounting firm or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

8.

Review with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company, including: (a) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; (b) disclosures relating to internal controls over financial reporting; (c) the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements; and (d) meet to review the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Form 10-K or 10-Q filed with the Securities and Exchange Commission.

9.	Recommend to the Board of Directors, based on the review described in paragraphs 4 and 8 above, whether the financial statements should be included in the annual report on Form 10-K.

10.

Review earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies (this function may be performed by the Chair or the full Committee).

11.

Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

12.

Review: (a) the status of compliance with laws, regulations, and internal procedures; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through review of reports from management, legal counsel and third parties as determined by the Audit Committee.

13.

Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters

14.	Establish policies for the hiring of employees and former employees of the independent registered public accounting firm.

15.

Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee, and receive appropriate funding from the Company, as determined by the Audit Committee, for the payment of compensation to any such advisors.

16.	Conduct an annual performance evaluation of the Audit Committee and annually evaluate the adequacy of its charter.

Meetings

     The Audit Committee shall meet at least six times each year and at such other times as it deems necessary to fulfill its responsibilities. The Audit Committee shall periodically meet separately, in executive session, with management, the internal auditor and the independent registered public accounting firm. The Audit Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations to the Board of Directors as appropriate.

Report

     The Audit Committee shall prepare a report each year for inclusion in the Company’s proxy statement relating to the election of directors.

v

ANNEX 3

Charter
Corporate Governance Committee

Status

     The Corporate Governance Committee is a committee of the Board of Directors.

Membership

     The Corporate Governance Committee shall consist of directors all of whom in the judgment of the Board of Directors shall be independent in accordance with New York Stock Exchange listing standards.

Responsibilities

     The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board. The Corporate Governance Committee may, at its sole discretion, engage director search firms and has the sole authority to approve the fees and other retention terms with respect to any such firms. The Corporate Governance Committee also has the authority, as necessary and appropriate, to consult with outside advisors to assist in their duties to the Company. This responsibility includes:

  developing and recommending to the Board the criteria for Board membership; candidates are selected for, among other things, their integrity, independence, diversity of experience, leadership; and the ability to exercise sound judgment. Criteria considered include a candidate’s scientific expertise; prior government service and experience at policy making levels involving issues affecting business, government, education, technology and areas relevant to the Company’s global business.

  considering, recommending and recruiting candidates to fill new positions on the Board;

  reviewing candidates recommended by shareholders;

  conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

  recommending the Director nominees for approval by the Board and the shareholders.

The Committee’s additional functions are:

  to consider questions of possible conflicts of interest of Board members and of our senior executives;

  to monitor and recommend the functions of the various committees of the Board;

  to recommend members of the committees;

  to advise on changes in Board compensation;

  to make recommendations on the structure of Board meetings;

  to recommend matters for consideration by the Board;

  to consider matters of corporate governance and to review, at least annually, our Corporate Governance Principles;

  to consider, and review periodically, Director Qualification Standards;

  to review, periodically, our policy regarding the adoption of a Shareholder Rights Plan;

  to establish Director retirement policies;

  to review the functions of the senior officers and to make recommendations on changes;

  to review and approve transactions with any related person in which the Company is a participant in an amount exceeding $120,000;

  to review annually with the Chairman and Chief Executive Officer the job performance of elected corporate officers and other senior executives;

  to review the outside activities of senior executives;

  to review periodically with the Chairman and Chief Executive Officer the succession plans relating to positions held by elected corporate officers, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions;

  to oversee the evaluation of the Board and its committees;

  to prepare an annual performance evaluation of the Corporate Governance Committee; and

  to maintain an informed status on Company issues related to corporate social responsibility and the Company’s participation and visibility as a global corporate citizen.

ANNEX 4

Charter
Compensation Committee

Status

     The Compensation Committee is a committee of the Board of Directors.

Membership

     The Compensation Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with the New York Stock Exchange listing standards. In addition, a person may serve on the Compensation Committee only if the Board of Directors determines that he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Purpose

     The purposes of the Compensation Committee are (i) to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s CEO and other executives, and (ii) to review and discuss with the Company’s management the Compensation Discussion and Analysis (CD&A) to be included in the Company’s annual proxy statement and determine whether to recommend to the Board of Directors that the CD&A be included in the proxy statement and (iii) to provide the Compensation Committee Report for inclusion in the Company’s proxy statement that complies with the rules and regulations of the Securities and Exchange Commission. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

     The Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for our elected officers, as well as setting the overall compensation philosophy for the Company. This responsibility includes:

(i)	evaluating the performance of the CEO and other elected officers in light of the approved performance goals and objectives;

(ii)	setting the compensation of the CEO and other elected officers based upon the evaluation of the performance of the CEO and the other elected officers, respectively;

(iii)	making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and

(iv)	preparing an annual performance self-evaluation of the Compensation Committee.

     In addition, the Compensation Committee:

(i)	administers the Company’s stock plans;

(ii)	determines and certifies the shares awarded under corporate performance-based plans;

(iii)	grants options and awards under the stock plans;

(iv)	advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee; and

(v)	monitors compliance by officers with our program of required stock ownership.

     In determining the long-term incentive component of the compensation of the Company’s CEO and other elected officers, the Compensation Committee may consider: (i) the Company’s performance and relative shareholder return; and, (ii) the value of similar incentive awards to chief executive officers and elected officers at comparable companies.

     The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

     The Compensation Committee may, in its sole discretion, employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO or other elected officers. The Compensation Committee shall have the sole authority to approve the fees and other retention terms with respect to such a compensation consultant. The Compensation Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

Meetings

     The Compensation Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

ANNEX 5

Charter
Science and Technology Committee

Status

     The Science and Technology Committee is a committee of the Board of Directors.

Purpose

     The Science and Technology Committee shall periodically examine management’s direction and investment in the Company’s pharmaceutical research and development and technology initiatives. The Committee will function as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives.

Membership

     The Science and Technology Committee shall consist of three or more directors. At least one member of the Committee shall, in the judgment of the Board of Directors, have scientific research expertise. The Committee may engage external consultants, providing a broad range of expertise in both basic and clinical sciences, as well as technologies. Their individual service will extend for a one-year term, renewable at the discretion of the Science and Technology Committee of the Board.

Responsibilities

     The Science and Technology Committee may meet privately with independent consultants and be free to speak directly and independently with any members of management in discharging its responsibilities.

     The Committee shall meet at such times as it deems to be necessary or appropriate, but not less than twice each year, and shall report at the next Board meeting following each such committee meeting.

     The Committee will conduct an annual evaluation of its effectiveness, to determine if the purpose and responsibilities are consistent with the guidelines of the Charter of the Science and Technology Committee, and are clearly aligned with the Company’s strategic science and technology research goals and objectives.

     In addition, the Committee will:

  review, evaluate and report to the Board of Directors regarding performance of the research leaders in achieving the long-term strategic goals and objectives and the quality and direction of the Company’s pharmaceutical research and development programs.

  identify and discuss significant emerging science and technology issues and trends.

  determine whether there is sufficient and ongoing external review from world-class experts across both research and development, pertaining to the Company’s therapeutic areas.

  review the Company’s approaches to acquiring and maintaining a range of distinct technology positions (including, but not limited to, contracts, grants, collaborative efforts, alliances and venture capital).

  evaluate the soundness/risks associated with the technology in which the Company is investing its research and development efforts.

  periodically review the Company’s overall patent strategies.

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ANNEX 6

Charter of the
Lead Independent Director

     The Pfizer Board of Directors annually elects a non-management director to serve in a lead capacity. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

     The Lead Independent Director coordinates the activities of the other non-management directors, and performs such other duties and responsibilities as the Board of Directors may determine.

     The specific responsibilities of the Lead Independent Director are as follows:

Preside at Executive Sessions

  Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

Call Meetings of Independent Directors

  Has the authority to call meetings of the independent directors.

Function as Liaison with the Chairman

  Serve as principal liaison on Board-wide issues between the independent directors and the Chairman.

Participate in flow of information to the Board such as board meeting agendas and schedules

  Approve the quality, quantity and timeliness of information sent to the Board as well as approving meeting agenda items.

  Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items.

Recommend Outside Advisors and Consultants

  Recommend to the Chairman the retention of outside advisors and consultants who report directly to the Board of Directors on board-wide issues.

Shareholder Communication

  If requested by shareholders, ensure that he/she is available, when appropriate, for consultation and direct communication.

Directions to South Bend Marriott
123 N. St. Joseph Street
South Bend, Indiana 46601

From the Airport:

     Turn left to Lincolnway (U.S. 20). Stay on Lincolnway until you come to Main Street in the Downtown area of South Bend. Turn right on Main Street. The second light is Washington Street turn left. Travel two lights to Saint Joseph St. and make a left hand turn. The front drive to the hotel will be on the left hand side.

From the West (Chicago):

     Take the 80-90 Tollway East to Exit 77 which is the Notre Dame/South Bend Exit. Go south on highway 31-33 to Washington Street in the Downtown area of South Bend. Take a left on Washington Street. Travel two lights to Saint Joseph St. and make a left hand turn.

From the East (Ohio):

     Take the 80-90 Tollway West to Exit 77 which is the Notre Dame/South Bend Exit. Go south on Highway 31-33 to Washington Street in the Downtown area of South Bend. Take a left on Washington Street. Travel two lights to Saint Joseph St. and make a left hand turn.

From the South (Indianapolis):

     Take Highway 31 North straight into South Bend. Stay on 31, travel into the Downtown area of South Bend. The name changes to Saint Joseph St. and the hotel will be located on the left.

From the North (Michigan):

     Go South on Highway 31-33 to Washington St. to the downtown area of South Bend. Take a left on Washington St. Travel two lights to Saint Joseph St. and make a left turn. The front circle drive to the hotel will be on the left hand side.

Pfizer Inc.
235 East 42nd Street	This Proxy Statement is printed entirely on recycled and recyclable paper.
New York, NY 10017-5755	Soy ink, rather than petroleum-based ink, is used throughout.
212-573-2323
www.pfizer.com	© Pfizer 2007. All rights reserved

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
11:59 p.m., Eastern Daylight Time, on April 25, 2007.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/pfe
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Outside the US, Canada & Puerto Rico, call
1-781-575-2300 on a touch tone telephone.
Using a black ink pen, mark your votes with an X as shown in	☒	Standard rates will apply.
this example. Please do not write outside the designated areas.		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

(A) The Board of Directors recommends a vote “FOR” the listed nominees and “FOR” Proposal 2.

1. Election of Directors:														+

☐ Mark here to vote FOR all nominees
☐ Mark here to WITHHOLD vote from all nominees		01	02	03	04	05	06	07	08	09	10	11	12
☐ For All EXCEPT - To withhold a vote for one or more		☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐
nominees, mark the box to the left and the corresponding
numbered box(es) to the right from the corresponding
nominee list on the reverse side.
	For	Against	Abstain
2. Proposal to ratify the selection of KPMG LLP as	☐	☐	☐
Independent Registered Public Accounting Firm for 2007.

(B) The Board of Directors recommends a vote “AGAINST” Proposals 3 - 6.
	For	Against	Abstain									For	Against	Abstain
3. Shareholder Proposal Relating to Cumulative Voting.	☐	☐	☐	5.	Shareholder Proposal Requesting a Report on the Feasibility of							☐	☐	☐
Amending Pfizer’s Corporate Policy on Laboratory Animal Care
and Use.
4. Shareholder Proposal Requesting a Report on the	☐	☐	☐	6.	Shareholder Proposal Relating to Qualifications for Director							☐	☐	☐
Rationale for Exporting Animal Experimentation.					Nominees.

(C) Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	1 U P X	+

                               00ODUJ

Admission Ticket

2007 Annual Meeting of Pfizer Inc. Shareholders

Thursday, April 26, 2007
(8:30 a.m. Eastern Daylight Time)
The South Bend Marriott Hotel
123 N. St. Joseph Street
South Bend, Indiana 46601

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m. Eastern Daylight Time. If you wish to attend, please plan to arrive early since seating will be limited. Please see the inside back cover of the Proxy Statement for directions.

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

VOTE YOUR PFIZER SHARES

Dear Pfizer Shareholder:

Your vote is important! We encourage you to vote promptly, and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

(If you vote on the Internet or by telephone, please do not mail your proxy card.)

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send all future proxy voting materials to you by e-mail, along with a link to the Pfizer proxy voting site. To register for electronic delivery of future proxy materials, go to www.computershare.com/us/ecomms and follow the prompts.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2007 Annual Meeting of Shareholders

Proxy Solicited by the Board of Directors	+

The undersigned appoints Jeffrey B. Kindler, Margaret M. Foran and Allen P. Waxman, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of Pfizer Inc. held of record by the undersigned on March 1, 2007, and all of the shares as to which the undersigned then had the right to give voting instructions to the record holder under the Pfizer Inc. Shareholder Investment Program, the Pfizer Savings Plan, the Pharmacia Savings Plan, any other Employer Benefit Plan in which shares are held, and the Pfizer Inc. Employee Benefit Trust, at the Annual Meeting of Shareholders to be held on April 26, 2007 at 8:30 a.m. Eastern Daylight Time at The South Bend Marriott Hotel, 123 North St. Joseph Street, South Bend, Indiana 46601, or any adjournment or postponement.

Election of Directors, Nominees:
01 - Dennis A. Ausiello	02 - Michael S. Brown	03 - M. Anthony Burns	04 - Robert N. Burt	05 - W. Don Cornwell
06 - William H. Gray, III	07 - Constance J. Horner	08 - William R. Howell	09 - Jeffrey B. Kindler	10 - George A. Lorch
11 - Dana G. Mead	12 - William C. Steere, Jr.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 THROUGH 6 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Change of Address — Please print new address below.	Comments — Please print your comments below.

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